EXHIBIT 10.1

                          LIMITED PARTNERSHIP AGREEMENT
                                       OF
                         PSAC DEVELOPMENT PARTNERS, L.P.

                                  By and Among

                            PS TEXAS HOLDINGS, LTD.,

                              PS PENNSYLVANIA TRUST

                                       and

                           PSAC STORAGE INVESTORS, LLC



                          Dated as of November 15, 1999


Exhibits to this Agreement will be furnished to the Securities and Exchange Commission upon request.

                          Limited Partnership Agreement
                                       of
                         PSAC Development Partners, L.P.


         This Limited Partnership Agreement of PSAC Development Partners, L.P. is entered into and shall be effective as of November 15, 1999 (the "Effective Date"), by and among PS Texas Holdings, Ltd., a Texas limited partnership, as the General Partner, PS Pennsylvania Trust, a Delaware business trust, as the PS Limited Partner, and PSAC Storage Investors, LLC, a Delaware limited liability company, as the Investor Limited Partner, pursuant to the provisions of the Act.

         The General Partner and the Limited Partners propose to form a limited partnership to pursue the development and ownership of a number of state-of-the-art, geographically diversified self-storage facilities for income and capital appreciation and to acquire and hold shares of equity stock of Public Storage, Inc. ("PSA") and shares of common stock of PSA. PSA wholly owns the PS Limited Partner and indirectly wholly owns the General Partner. In consideration of the mutual covenants and agreements contained in this Agreement, the Partners agree as follows:

         1.  Formation; Purposes; Term

             1.1 Formation. The Partners hereby form the Partnership as a limited partnership pursuant to the provisions of the Act and upon the terms and conditions set forth in this Agreement.

             1.2 Name. The name of the Partnership shall be PSAC Development Partners, L.P. and all business of the Partnership shall be conducted in such name or in the name "Public Storage."

             1.3 Purposes and Powers.

                 (a) The Partnership is formed for the object and purpose of, and the nature of the business to be conducted and promoted by the Partnership is, acquiring, owning, developing, leasing and otherwise operating and dealing with, and selling or otherwise disposing of, the Projects as self-storage facilities, acquiring, owning and dealing with, and selling or otherwise disposing of, PSA Equity Shares and PSA Common Shares and conducting any and all activities as may be necessary or incidental to the foregoing.

                 (b) The Partnership is empowered to do any and all things necessary, appropriate or convenient for the furtherance and accomplishment of its purposes, and for the protection and benefit of the Partnership and its Property, including but not limited to the following:

                     (i) Entering into and performing contracts of any kind;

                     (ii) Acquiring, constructing, operating, maintaining, owning, transferring, selling, renting, or leasing any property, real, personal or mixed;

                     (iii) Applying for and obtaining governmental authorizations and approvals; and

                     (iv) Bringing and defending actions at law or in equity.

                 (c) Except as otherwise provided in this Agreement, the Partnership shall not engage in any other activity or business. No Partner shall have any authority to hold itself out as a general agent of another Partner in any other business or activity.

             1.4 Principal Executive Office. The principal executive office of the Partnership shall be at 701 Western Avenue, Glendale, California 91201-2349. The principal executive office may be changed from time to time by the General Partner.

             1.5 Term. The term of the existence of the Partnership shall commence on the Effective Date and shall continue until the winding up and liquidation of the Partnership and its business is completed following a Liquidating Event, as provided in Section 10.

             1.6 Filings; Agent for Service of Process.

                 (a) The General Partner has caused a Certificate of Limited Partnership on Form LP-1 to be filed with the California Secretary of State in accordance with the Act. The Partnership shall take any and all actions reasonably necessary to perfect and maintain the status of the Partnership as a limited partnership under the laws of the State of California and under the laws of any other states or jurisdictions in which the Partnership engages in business.

                 (b) To the extent required pursuant to the Act or the applicable laws of any other state or jurisdiction, the name and address of the agent for service of process shall be Harvey Lenkin, 701 Western Avenue, Glendale, California 91201-2349, or any successor as appointed by the General Partner.

                 (c) Upon the dissolution of the Partnership, the Partnership shall promptly execute and cause to be filed any necessary certificates of dissolution and cancellation in accordance with the Act and the applicable laws of any other state or jurisdiction in which the Partnership has engaged in business.

             1.7 Other Activities.

                 (a) The Limited Partners acknowledge that the PSA Affiliates are engaged in the business, directly and indirectly, of acquiring, owning, developing, leasing, managing and operating self-storage facilities. The Limited Partners understand that the PSA Affiliates may be involved, directly or indirectly, in various other projects and businesses not included in the Partnership. The Partners hereby agree that the creation of the Partnership and involvement herein by each of the Partners shall not prejudice their rights (or the rights of their Affiliates) to have such other interests and activities and to enjoy profits or other benefits therefrom, and each Partner waives any rights it might otherwise have to share or participate in such other interests or activities of the other Partners or their Affiliates. Except as otherwise provided in this Agreement, the Partners and their Affiliates may engage in or possess any interest in any other business venture of any nature or description, independently or with others, including without limitation, the acquisition, ownership, development, leasing, managing and operation of self-storage facilities or other real property and the acquisition and ownership of stock or securities, and neither the Partnership nor any Partner shall have any right by virtue of this Agreement in and to such venture or the income or profits derived therefrom.

                 (b) Notwithstanding the provisions of Section 1.7(a) above, PSA, by its signature to this Agreement, has granted the Partnership the first right and opportunity to develop and own Qualifying Projects as set forth below and as listed on Exhibits A-1, A-2, and A-3 in accordance with this Agreement, and PSA and the General Partner agree to ensure that no PSA Affiliates shall develop a Qualifying Project without complying with the provisions of this Section, Section 6.2 and Section 6.4.

                 The Partnership has been formed, and the General Partner shall use its best efforts to cause the Partnership, to undertake the development initially of a group of Projects through and including the development of the Project that causes cumulative Project Budgeted Costs to exceed $100,000,000. The first Projects of the Partnership are identified on Exhibits A-1 and A-2, which also indicate the estimated Project Budgeted Costs of those Projects. Exhibit A-3 identifies the pool of Qualifying Projects from which the balance of the initial group of Projects of the Partnership is expected to be selected. Exhibit A-3 also sets forth the estimated Project Budgeted Costs of those Projects.

                 The General Partner shall cause PSA, from time to time, to amend the list of Qualifying Projects on Exhibits A-2 or A-3 to reflect: (A) the deletion of Qualifying Projects that no longer are expected to be acquired by the Partnership because (i) the Investment Committee has rejected such Qualifying Projects under Section 6.2, (ii) such Qualifying Projects do not meet the standards for Qualifying Projects or for development by the Partnership in accordance with this Agreement, (iii) none of the Partnership, PSA or any of their respective Affiliates is pursuing development of such Qualifying Projects any longer (including circumstances in which conditions to the acquisition of those Qualifying Projects are unable to be satisfied); or (iv) the Partnership has already undertaken development of sufficient Projects so that the deleted Qualifying Project or Projects are no longer needed to satisfy the 150% standard described in the following sentence (Qualifying Projects proposed to be deleted pursuant to this clause (iv) shall be submitted to the Investment Committee and shall be deleted unless the Investment Committee within thirty (30) days determines not to permit the deletion of that specific Qualifying Project and the Investment Committee instead substitutes for deletion another Qualifying Project or Projects then listed on the relevant exhibit calling for an equal or greater amount of Project Budgeted Costs, or if not then finalized in accordance with Section 6.2, the estimated amounts thereof provided to the Investment Committee), and (B) the addition of further Qualifying Projects; provided that the net effect of any such deletions or additions (assuming the specified properties were to be acquired by the Partnership) shall not reduce the Yield expected to be realized by the Partnership from its Projects below eleven and one half percent (11.5%). The General Partner shall use its best efforts to ensure that the aggregate Project Budgeted Costs of the pool of Qualifying Projects identified on Exhibit A-3 at any time will be no less than 150% of the Partnership's uncommitted initial development capital (i.e., 150% of the excess of $100,000,000 over the aggregate Project Budgeted Costs of all Projects undertaken by the Partnership to that date). During any period that the aggregate Project Budgeted Costs of the pool of Qualifying Projects listed on Exhibit A-3 do not meet that standard, the General Partner shall cause PSA to afford the Partnership the first right and opportunity to develop and own any Qualifying Project that is proposed to be developed by any PSA Affiliate (not just those properties identified on Exhibit A-3) that has not at that time been committed to development in a transaction involving other parties.

                 The Partnership's first right and opportunity to develop Qualifying Projects described in this Section 1.7(b) shall expire on the earlier of (i) the third anniversary of the Effective Date, provided that the General Partner and PSA are then in compliance with the provisions of this Section 1.7(b) or (ii) the date the Partnership has completed the acquisition of Projects requiring Project Budgeted Costs in excess of $100,000,000.

             1.8 Definitions. Capitalized words and phrases used in this Agreement have the meanings set forth in this Section 1.8 or elsewhere in this
Agreement:

                 (a) "Act" means the California Revised Limited Partnership Act as set forth in Title 2 (commencing with Section 15611) of the Corporations Code of the State of California, as amended from time to time (or any corresponding provisions of succeeding law), provided that the substantive rights of the Partners under this Agreement shall not be adversely affected by any such amendment.

                 (b) "Actual Costs" means costs of development incurred as of the date of measurement, including Land Acquisition Costs, Basic Development Costs and PSA Affiliates Operating Costs.

                 (c) "Adjusted Capital Account Deficit" means, with respect to any Partner, the deficit balance, if any, in such Partner's Capital Account as of the end of the relevant Fiscal Year or other period, after giving effect to the following adjustments:

                     (i) Credit to such Capital Account any amounts which such Partner is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5); and

                     (ii) Debit to such Capital Account the items described in Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6) of the Regulations.

The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Section 1.704-1(b)(2)(ii)(d) of the Regulations and shall be interpreted consistently therewith.

                 (d) "Adjusted Capital Contributions" means, as of any day with respect to a Partner, such Person's Capital Contributions, reduced by the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to this Agreement in excess of such Person's Priority Distribution. In the event such Person Transfers all or any portion of its Interest in accordance with the terms of this Agreement, its transferee shall succeed to its Adjusted Capital Contribution to the extent it relates to the transferred Interest.

                 (e) "Affiliate" means, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person, (ii) any Person owning or controlling 10% or more of the outstanding voting interests of such Person, (iii) any officer, director or general partner of such Person, or (iv) any Person who is an officer, director, general partner, trustee or holder of 10% or more of the voting interests of any Person described in clauses (i) through (iii) of this sentence.

                 (f) "Agreement" means this Limited Partnership Agreement of PSAC Development Partners, L.P. and the exhibits hereto, as amended from time to time. Words such as "herein," "hereinafter," "hereof," "hereto" and "hereunder" refer to this Agreement as a whole, unless the context otherwise requires.

                 (g) "Appraiser" means a disinterested entity that is experienced in valuing real estate portfolios and (a) is a M.A.I. appraiser that is a member of the American Institute of Real Estate Appraisers, any organization successor thereto, or other nationally recognized organization of real estate appraisers, with at least five years' experience in the case of the First and Second Appraisers and ten years' experience in the case of the Third Appraiser in conducting appraisals in the commercial real estate industry, and is qualified and experienced in appraising self-storage facilities similar to the Projects, or (b) that works in conjunction with another disinterested entity with the qualifications described in (a) and both such entities sign the report. "First Appraiser," "Second Appraiser" and "Third Appraiser" shall have the meanings set forth in Section 9.3.

                 (h) "Appraised Value" means the amount that a third party buyer would reasonably be expected to pay for all of the Other Property (as defined in Section 9.3(c)), on a portfolio basis, in a cash purchase, taking into account the current condition, use and zoning of the Other Property, net of a provision for all normal costs of sale, including a real estate commission at prevailing rates.

                 (i) "Average Price" means the average of the PSA Common Shares daily closing prices on the Exchange for each of the first 20 of the 25 trading days on which PSA Common Shares are traded immediately preceding the date of a distribution of Capital Proceeds pursuant to Section 4.2 or a distribution pursuant to Section 10.2 or Section 10.3 or the date of any closing pursuant to
Section 9.5, as the case may be, provided that the Average Price shall be no greater than 105% or less than 95% of the closing price of the PSA Common Shares on the Exchange on the sixth trading day immediately preceding such date.

                 (j) "Basic Development Costs" means the costs actually incurred by the Partnership or any PSA Affiliate in conducting the activity referred to in Section 5.4, exclusive, however, of (i) Land Acquisition Costs, and (ii) PSA Affiliates Operating Costs, but including costs of initial operations and leaseup until a Project has achieved three consecutive calendar months of positive monthly Net Operating Income. Basic Development Costs shall include, without limitation, property taxes and other carrying costs incurred until a Project becomes a Completed Project.

                 (k) "Business Day" means Monday through Friday of each week, except that a legal holiday recognized as such by the United States Government shall not be regarded as a Business Day.

                 (l) "Business Plans" means the "Initial Business Plan" attached hereto as Exhibit G and "Annual Business Plans" in the form attached hereto as Exhibit H.

                 (m) "Capital Account" means, with respect to any Partner, the Capital Account maintained for such Person in accordance with the following provisions:

                     (i) To each Person's Capital Account there shall be credited such Person's Capital Contributions, such Person's distributive share of Profits and any items in the nature of income or gain that are specially allocated pursuant to Sections 3.4 or 3.5, and the amount of any Partnership liabilities assumed by such Person or that are secured by any Property distributed to such Person.

                     (ii) To each Person's Capital Account there shall be debited the amount of cash and the Gross Asset Value of any Property distributed to such Person pursuant to this Agreement, such Person's distributive share of Losses and any items in the nature of expenses or losses that are specially allocated pursuant to Sections 3.3 or 3.5, and the amount of any liabilities of such Person assumed by the Partnership or that are secured by any property contributed by such Person to the Partnership.

                     (iii) In the event any Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest.

                     (iv) In determining the amount of any liabilities for purposes of the definitions of Adjusted Capital Contributions and Capital Accounts, there shall be taken into account Code Section 752(c) and any other applicable provisions of the Code and Regulations.

The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulations
Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regulations. In the event the General Partner shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto (including, without limitation, debits or credits relating to liabilities that are secured by contributed or distributed property or that are assumed by the Partnership or the Partners), are computed in order to comply with such Regulations, the General Partner may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Partner pursuant to Section 10 upon the dissolution of the Partnership. The General Partner also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Partners and the amount of Partnership capital reflected on the Partnership's balance sheet, as computed for book purposes, in accordance with Regulations Section 1.704-1(b)(2)(iv)(g), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulations Section 1.704-1(b).

                 (n) "Capital Contributions" means, with respect to any Partner, the amount of money and the Gross Asset Value at the time of contribution of any property (other than money) contributed to the Partnership with respect to the interest in the Partnership held by such Partner.

                 (o) "Capital Proceeds" means the gross cash proceeds of sales and financings of the Partnership's Properties, less the portion thereof used to pay or establish any reasonable reserves for all Partnership expenses, any debt payments, capital improvements and other costs of development, replacements and contingencies, all as determined in accordance with the terms hereof.

                 (p) "Capital Reserve" means a reserve for capital expenditures of 2.36% of annual gross revenue from the Projects, not to exceed $1,000,000 at any one time.

                 (q) "Code" means the Internal Revenue Code of 1986, as amended from time to time (or any corresponding provisions of succeeding law).

                 (r) "Completed Project" means a Project as to which a final certificate of occupancy (or its equivalent) has been received and which has achieved three consecutive calendar months of positive monthly Net Operating Income.

                 (s) "Defaulting Event" means:

                     (i) a Partner's withdrawal as a Partner from the Partnership in breach of Section 2.5(a),

                     (ii) the Transfer by a Partner of all or any part of its Interest in the Partnership (or such Partner's right to receive distributions) in breach of Article 8,

                     (iii) a Partner's failure to make one or more capital contributions pursuant to Section 2.2 which in the aggregate exceed $100,000, which failure continues ten Business Days after written demand by the General Partner or any Partner,

                     (iv) the General Partner taking any unilateral action which requires the unanimous consent of the Partners without first securing such consent in accordance with the terms hereof,

                     (v) a violation of Section 1.7(b) or 13.3 (to the extent the circumstances giving rise to such violation are within the control of the General Partner or a PSA Affiliate), and

                     (vi) a failure by PSA to pay a dividend on the PSA Equity Shares in accordance with the terms of a resolution of PSA's board of directors declaring such a dividend or in accordance with the specifications of the PSA Equity Shares (the failure of PSA's board of directors to declare a dividend on the PSA Equity Shares shall not be a Defaulting Event unless the failure is a breach of the specifications of the PSA Equity Shares);

provided, however, that in the case of (iv) or (v) the action taken would prejudice the Investor Limited Partner in a materially adverse manner and such default or prejudice is not in the process of being cured or eliminated in good faith within ten days after giving of notice by the Investor Limited Partner to the General Partner specifying the nature of such default and in any case cured or eliminated within ninety (90) days of the giving of that notice, and in the case of (vi) the payment is not made within 10 days after giving of notice by the Investor Limited Partner to the General Partner specifying the failure to pay.

                 (t) "Defaulting Partner" means a Partner with respect to which a Defaulting Event occurs.

                 (u) "Depreciation" means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such year or other period, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, however, that if the federal income tax depreciation, amortization, or other cost recovery deduction for such year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the General Partner.

                 (v) "Development Working Capital" means the sum of the initial contributions made under Section 2.2(a), as may be reduced or replenished from time to time, the outstanding balance of which shall at all times be deposited in a commercial bank or invested in instruments backed by the United States Government. Development Working Capital shall be used to pay or reimburse for Project Budgeted Costs incurred with respect to Qualifying Projects approved by the Investment Committee.

                 (w) "Exchange" means the New York Stock Exchange, Inc. or the national securities exchange (as defined in Section 12(b) of the Securities Exchange Act of 1934, as amended) or automated quotation system upon which the PSA Common Shares are then listed for trading.

                 (x) "Fair Market Value" shall have the meaning set forth in
Section 9.3.

                 (y) "Fiscal Year" shall have the meaning set forth in Section 7.4.

                 (z) "Gain from Sale" shall mean any gain recognized for federal income tax purposes from the sale or other disposition of the Partnership's assets computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value.

                 (aa) "Gross Asset Value" means, with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows:

                     (i) The initial Gross Asset Value of any asset contributed by a Partner to the Partnership shall be the gross fair market value of such asset, as determined by the Partners (as described below the Partners have agreed that the gross fair market value of Projects contributed by the General Partner and the PS Limited Partner to the Partnership at the time of contribution will be based on the cost of those Projects as set forth in
     Section 2.2);

                     (ii) The Gross Asset Values of all Partnership assets shall be adjusted to equal their respective gross fair market values, as determined by the Partners, as of the following times: (A) the acquisition of an additional Interest by any new or existing Partner in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Partnership to a Partner of more than a de minimis amount of Property as consideration for an Interest; and (C) the liquidation of the Partnership within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g); provided, however that the adjustments pursuant to clauses (A) and (B) above shall be made only if the Partners reasonably determine that such adjustments are necessary or appropriate to reflect the relative economic interests of the Partners in the Partnership;

                     (iii) The Gross Asset Value of any Partnership asset distributed to any Partner shall be the gross fair market value of such asset on the date of distribution; and

                     (iv) The Gross Asset Values of Partnership assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code Section 734(b) or Code Section 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and Sections 1.8(xx) and 3.5(g); provided, however, that Gross Asset Values shall not be adjusted pursuant to this Section 1.8(aa)(iv) to the extent the Partners determine that an adjustment pursuant to Section 1.8(aa)(ii) is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this Section 1.8(aa)(iv).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to
Section 1.8(aa)(i), 1.8(aa)(ii) or 1.8(aa)(iv), such Gross Asset Value shall thereafter be adjusted by Depreciation taken into account with respect to such asset for purposes of computing Profits and Losses.

                 (bb) "Hazardous Materials" means any toxic, reactive, corrosive, ignitable or flammable chemical compound or hazardous substance, material or waste, whether solid, liquid or gas, that is regulated by any federal or state law or regulation.

                 (cc) "Hazardous Materials Claims" shall have the meaning set forth in Section 5.6.

                 (dd) "Hazardous Materials Laws" means all federal, state or local laws or regulations which regulate or relate to the use, treatment, storage, transportation, generation, handling or disposal of, or emission, discharge or other release or threatened release of, any Hazardous Materials.

                 (ee) "Indemnitee" shall have the meaning set forth in Section 11.1.

                 (ff) "Interest" means an interest, whether as a general partner or limited partner, in the Partnership representing the rights and obligations under the Agreement of the Partner who holds such Interest.

                 (gg) "Investment Committee" shall have the meaning set forth in
Section 6.2(a).

                 (hh) "Land Acquisition Costs" means the amount paid by the Partnership or any PSA Affiliate to acquire land from an independent third party for development as a Project and all third party costs of closing such acquisition (e.g., transfer tax, title insurance and escrow charges and recording fees). Legal fees and other charges of independent firms incurred in connection with the evaluation, negotiation and closing of each acquisition of property which becomes a Project shall constitute Basic Development Costs and not Land Acquisition Costs. If the property acquired for a Project includes improvements that may be incorporated into the completed Project, that portion of the purchase price and closing costs that is fairly allocable to the value of the improvements to be so incorporated shall constitute Basic Development Costs and not Land Acquisition Costs.

                 (ii) "Liquidating Event" shall have the meaning set forth in
Section 10.1.

                 (jj) "Minimum Gain" has the meaning set forth in Regulations Sections 1.704-2(b)(2) and 1.704-2(d).

                 (kk) "Net Equity" of a Partner's Interest as of a specified date means the amount that would be distributed to such Partner in liquidation of the Partnership pursuant to Sections 10.2 and 10.3 as of that date if (1) all of the Partnership's Property were sold for its Fair Market Value, (2) the Partnership paid its accrued, but unpaid, liabilities, and established reserves pursuant to this Agreement for the payment of reasonably anticipated contingent or unknown liabilities, and (3) the Partnership distributed the remaining proceeds to the Partners in liquidation.

                 (ll) "Net Operating Income" means all income from a Project or Projects, as the case may be, less the costs of operations, including property management fees and a Capital Reserve. Net Operating Income shall be computed on an accrual basis consistent with PSA Affiliates' prior practice. Net Operating Income will not be reduced by depreciation, amortization, cost recovery deductions or similar non-cash allowances.

                 (mm) "Nonrecourse Deductions" shall have the meaning set forth in Section 1.704-2(b)(1) of the Regulations.

                 (nn) "Nonrecourse Liability" shall have the meaning set forth in Section 1.704-2(b)(3) of the Regulations.

                 (oo) "Operating Cash" means the gross cash proceeds of the Partnership from all operating sources (not including amounts taken into account in determining Capital Proceeds) including dividends, less the portion thereof used to pay or establish reasonable reserves for all Partnership expenses, any debt payments, capital improvements and other costs of development, replacements and contingencies, all as determined by the Partners. "Operating Cash" shall not be reduced by depreciation, amortization, cost recovery deductions or similar allowances, but shall be increased by any reductions of reserves previously established.

                 (pp) "Partner Nonrecourse Debt" shall have the meaning set forth in Section 1.704-2(b)(4) of the Regulations.

                 (qq) "Partner Nonrecourse Debt Minimum Gain" means an amount, with respect to each Partner Nonrecourse Debt, equal to the Partnership Minimum Gain that would result if such Partner Nonrecourse Debt were treated as a Nonrecourse Liability, determined in accordance with Section 1.704-2(i)(3) of the Regulations.

                 (rr) "Partner Nonrecourse Deductions" has the meaning set forth in Sections 1.704-2(i)(1) and 1.704-2(i)(2) of the Regulations.

                 (ss) "Partners" means the General Partner, the PS Limited Partner and the Investor Limited Partner, collectively, and reference to a "Partner" shall be to any one of the Partners. The "General Partner," "PS Limited Partner" and "Investor Limited Partner" are as set forth in Section 2.1.

                 (tt) "Partnership" means the limited partnership formed pursuant to this Agreement.

                 (uu) "Person" means any individual, partnership, corporation, trust or other entity.

                 (vv) "Percentage Interest" initially means, with respect to the Investor Limited Partner, 49%, with respect to the PS Limited Partner, 50% and with respect to the General Partner, 1%, representing the proportions in which their Capital Contributions are initially required to be made. In the event that the General Partner and PS Limited Partner make excess Capital Contributions pursuant to Section 2.2(f) (certain excess contributions), the Percentage Interests shall be adjusted to reflect the proportions in which the Partners have made Capital Contributions to the Partnership, provided that any contributions by the General Partner and the PS Limited Partner pursuant to Sections 2.2(g) (Cost Overrun Contributions) and 2.2(h) (Shortfall Contributions) shall not be taken into account. In the event any Interest is transferred in accordance with the provisions of this Agreement, the transferee of such Interest shall succeed to the Percentage Interest of its transferor to the extent it relates to the transferred Interest.

                 (ww) "Priority Allocation" means, as to each Partner, a cumulative amount computed at a monthly rate of one twelfth of 15%, using monthly compounding, on the sum of that Partner's Adjusted Capital Contributions and any shortfall of the allocations actually made with respect to any prior months, and "Priority Distribution" means, as to each Partner, a cumulative return computed through November 17, 2005 at a monthly rate of one twelfth of 10%, using monthly compounding, on the outstanding sum of that Partner's Adjusted Capital Contributions and that Partner's unpaid Priority Distributions; provided that, in the case of the General Partner and PS Limited Partner, any Capital Contribution made pursuant to Sections 2.2(g) (Cost Overrun Contributions) and 2.2(h) (Shortfall Contributions upon winding up under Section 10.2) shall not be taken into account in computing the General Partner's and PS Limited Partner's Priority Allocation or Priority Distribution. For this purpose, each Partner's unpaid Priority Distributions is the amount equal to the cumulative Priority Distributions accrued with respect to that Partner beginning on the Initial Funding Date (as defined in Section 2.2(a) below), less cumulative actual distributions made to that Partner pursuant to Sections 4.1(a), 4.1(b)(i) and 4.1(b)(ii) and analogous distributions made pursuant to
Section 4.2.

                 (xx) "Profits" and "Losses" means, for each Fiscal Year or other period, an amount equal to the Partnership's taxable income or loss for such year or period, determined in accordance with Code Section 703(a) (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Code Section 703(a)(1) shall be included in taxable income or loss), with the following adjustments:

                     (i) Any income of the Partnership that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.8(xx) shall be added to such taxable income or loss;

                     (ii) Any expenditures of the Partnership described in Code
     Section 705(a)(2)(B) or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulations Section 1.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses pursuant to this Section 1.8(xx) shall be subtracted from such taxable income or loss;

                     (iii) In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.8(aa)(ii) or Section 1.8(aa)(iii), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such asset for purposes of computing Profits or Losses;

                     (iv) Gain or loss resulting from any disposition of Property with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

                     (v) In lieu of the depreciation, amortization and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Fiscal Year or other period, computed in accordance with Section 1.8(v);

                     (vi) To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Partner's interest in the Partnership, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profits or Losses; and

                     (vii) Notwithstanding any other provision of this Section 1.8(xx), any items which are specially allocated pursuant to Sections 3.3,
     3.4 or 3.5 (including Depreciation, deductions attributable to "guaranteed payments" and Gain from Sale) shall not be taken into account in computing Profits or Losses.

The amounts of the items of Partnership income, gain, loss or deduction available to be specifically allocated pursuant to Sections 3.3, 3.4 or 3.5 shall be determined by applying rules analogous to those set forth in Sections 1.8(xx)(i) through 1.8(xx)(vi) above.

                 (yy) "Project Budgeted Costs" means, if a Qualifying Project is approved based on the information submitted under Section 6.2(b)(i), the finalized estimates of Basic Development Costs, Land Acquisition Costs, and PSA Affiliates Operating Costs provided by the General Partner to the members of the Investment Committee.

                 (zz) "Projects" means the real properties described in Exhibit A-1 hereto and, unless the context indicates otherwise, such other real properties as are acquired by the Partnership pursuant to Section 5.4.

                 (aaa) "Property" means all real, personal and other property or assets acquired by the Partnership, and shall include the Projects and both tangible and intangible property, and includes cash (taking into account any unexpended reserves).

                 (bbb) "PSA" means Public Storage, Inc., a California corporation.

                 (ccc) "PSA Affiliate" means PSA and/or any Affiliate of PSA (other than the Partnership) that is under the direct or indirect control of PSA. The General Partner shall be responsible for all activities performed hereunder by PSA Affiliates.

                 (ddd) "PSA Affiliates Operating Costs" means that portion of
(i) compensation and other personnel costs incurred by PSA Affiliates in the employment of their employees and (ii) all other overhead and general and administrative costs of all PSA Affiliates, that is allocable to the performance of services referred to in Section 5.4 with respect to Qualifying Projects, including costs attributable to properties considered for development by the Partnership but not acquired by it; provided, however, that the amount taken into account as PSA Affiliates Operating Costs at any given time shall not exceed 4% of the cumulative sum of Basic Development Costs incurred to that date.

                 (eee) "PSA Common Shares" means the voting class shares of the Common Stock, $0.10 par value, of PSA (effectively registered under the Securities Act of 1933 or otherwise freely and immediately tradable without restriction).

                 (fff) "PSA Equity Shares" means shares of Equity Stock, Series AAA, $.01 par value, of PSA issued to the Partnership pursuant to the Stock Purchase Agreement attached as Exhibit N.

                 (ggg) [intentionally deleted]

                 (hhh) [intentionally deleted]

                 (iii) "Qualifying Project" means any PSA Affiliate's real estate development project located in the United States of which 50% or more of the net rentable square footage will consist of self-storage facilities and no part of the project would generate for the Investor Limited Partner more than a de minimis amount of unrelated business taxable income under Section 511 of the Code (the Partners acknowledge that the latter requirement will exclude projects involving containerized, portable self storage activities). A Qualifying Project shall not include the renovation, expansion or replacement of a self-storage facility currently owned by a PSA Affiliate and shall not include any property set forth in Exhibit O owned by or committed to PSAF Development Partners, L.P.

                 (jjj) "Regulations" means the Income Tax Regulations, including Temporary Regulations, promulgated under the Code, as such Regulations may be amended from time to time (or any corresponding provisions of succeeding regulations).

                 (kkk) "Regulatory Allocations" shall have the meaning set forth in Section 3.5(h).

                 (lll) "Securities Act" means the Securities Act of 1933, as amended (or any corresponding provisions of succeeding law).

                 (mmm) "Shortfall" shall be determined in the event of a purchase of the Interest of the Investor Limited Partner pursuant to Section 9.3 or a Liquidating Event occurring as to the Partnership prior to November 17, 2005, by first calculating the monthly rate of return, using monthly compounding, earned with respect to the Investor Limited Partner's aggregate contributions to the Partnership, taking into account all distributions previously received, or to be received in the sale of the Interest or the liquidation, including amounts received as guaranteed payments, without regard to whether a Shortfall exists (that rate of return shall be the "Realized Rate of Return"). If the Realized Rate of Return is equal to or in excess of one twelfth of 10.75%, the Shortfall shall be zero. If the Realized Rate of Return is less than one twelfth of 10.75%, but more than or equal to one twelfth of 8.75%, the Shortfall shall be the amount that, when added to the distribution of the Net Equity, would increase the Realized Rate of Return to equal one twelfth of 10.75%. If the Realized Rate of Return is less than one twelfth of 8.75%, the Shortfall shall be the amount that, when added to the distribution of the Net Equity, would increase the calculated Realized Rate of Return by one twelfth of 2%. The calculations set forth in Exhibit I illustrate how any Shortfall is to be calculated.

                 (nnn) "Stock Purchase Agreement" means the Stock Purchase Agreement in substantially the form attached as Exhibit N.

                 (ooo) "Transfer" means, as a noun, any voluntary or involuntary transfer, sale, pledge, hypothecation, assignment or other disposition and, as a verb, voluntarily or involuntarily to transfer, sell, pledge, hypothecate, assign or otherwise dispose of.

                 (ppp) [intentionally deleted]

                 (qqq) "Yield" means the projected stabilized annual Net Operating Income of a Project or Projects divided by its or their total cost (including land cost), as determined in accordance with the financial projections and development costs in the form attached as Exhibit F-1 employing the same underwriting criteria and methodology used in generating the yields in the Initial Business Plan.

         2.  Partners; Capital Contributions; Purchase of PSA Equity Shares

             2.1 Partners. The name of the General Partner is PS Texas Holdings, Ltd., the name of the PS Limited Partner is PS Pennsylvania Trust, and the name of the Investor Limited Partner is PSAC Storage Investors, LLC. The initial addresses of the Partners are as set forth in Section 14.1.

             2.2 Capital Contributions. The Capital Contributions of the Partners shall be as follows:

                 (a) Initial Development Working Capital. No later than the second Business Day following the Effective Date, the Partners shall make cash Capital Contributions for initial Development Working Capital of $100,000 by the General Partner, $5,000,000 by the PS Limited Partner and $4,900,000 by the Investor Limited Partner (the date of this funding shall be the "Initial Funding Date").

                 (b) Purchase of PSA Equity Shares. On the Initial Funding Date, the Partners also shall make initial cash Capital Contributions to be used by the Partnership to purchase the PSA Equity Shares of $1,000,000 by the General Partner, $50,000,000 by the PS Limited Partner and $49,000,000 by the Investor Limited Partner.

                 (c) Initial Projects. On the Initial Funding Date, the Partners shall make the following initial Capital Contributions:

                     (i) The General Partner and PS Limited Partner shall contribute or cause to be contributed on their behalf to the Partnership those Projects described in Exhibit A-1 hereto, free and clear of all indebtedness and monetary liens other than property taxes that are not yet payable. The parties agree that with respect to such Projects, the General Partner's Capital Account shall be credited with the amount of $377,971, and the PS Limited Partner's Capital Account shall be credited with the amount of $18,898,536, consisting of the amount of the expenditures made with respect to such Projects, prior to their contribution, for (A) Land Acquisition Costs, (B) Basic Development Costs and (C) PSA Affiliates Operating Costs. The parties agree that this aggregate Capital Account credit represents the agreed fair market value of those contributed assets.

                     (ii) The Investor Limited Partner shall make an additional Capital Contribution in cash equal to 49% of the amount of the General Partner's and PS Limited Partner's Capital Contributions pursuant to
     Section 2.2(c)(i) above, which amount will be distributed to the General Partner and PS Limited Partner pursuant to Section 2.2(k) below.

                 (d) Additional Qualifying Projects. The Partners shall make the following additional Capital Contributions:

                     (i) From time to time as the General Partner and PS Limited Partner shall contribute or cause to be contributed on their behalf to the Partnership additional Qualifying Projects approved by the Investment Committee, free and clear of all indebtedness and monetary liens other than property taxes that are not yet payable, and the General Partner's and PS Limited Partner's Capital Accounts shall be credited (in a 1/50 ratio) with the amount of the expenditures made with respect to such Projects by PSA Affiliates for (A) Land Acquisition Costs, (B) Basic Development Costs and
     (C) PSA Affiliates Operating Costs. The parties agree that any such Capital Account credits represent the agreed fair market value of those contributed assets.

                     (ii) The Investor Limited Partner shall make additional Capital Contributions in cash equal to 49% of the amount of the General Partner's and PS Limited Partner's Capital Contributions from time to time pursuant to Section 2.2(d)(i) above, which amounts will be distributed to the General Partner and PS Limited Partner pursuant to Section 2.2(k) below.

                 (e) Additional Cash for Qualifying Projects. The Partners shall make the following additional Capital Contributions:

                     (i) The General Partner shall make additional cash Capital Contributions of 1%, and the PS Limited Partner shall make additional cash Capital Contributions of 50%, of all amounts required to pay Land Acquisition Costs and Basic Development Costs (not to exceed 51% of such costs as included in Project Budgeted Costs), in excess of the sum of the net amounts credited to the General Partner and PS Limited Partner for those costs pursuant to Sections 2.2(c)(i) and (d)(i) above after taking into account distributions pursuant to Section 2.2(k) and the amounts paid or to be paid for those costs from Development Working Capital or other Partnership funds.

                     (ii) The Investor Limited Partner shall make additional Capital Contributions in cash equal to 49/51 (96.0784314%) of the amount of the Capital Contributions made by the General Partner and the PS Limited Partner from time to time pursuant to Section 2.2(e)(i) above.

                     (iii) The General Partner and PS Limited Partner also shall be deemed to have contributed, and the General Partner's and PS Limited Partner's Capital Accounts will be credited (in a 1/50 ratio), with the amount of that portion of any PSA Affiliates Operating Costs not credited pursuant to Sections 2.2(c)(i) and (d)(i) above.

                     (iv) The Investor Limited Partner shall make additional Capital Contributions in cash equal to 49% of the amount of the deemed Capital Contributions made by the General Partner and PS Limited Partner from time to time pursuant to Section 2.2(e)(iii) above, which amounts will be distributed to the General Partner and PS Limited Partner pursuant to
     Section 2.2(k) below.

                 (f) Certain Excess Contributions. To the extent that the cumulative Actual Costs incurred are greater than cumulative Project Budgeted Costs, or to the extent that the cumulative Project Budgeted Costs exceed $100,000,000, the General Partner and PS Limited Partner shall make additional cash Capital Contributions (in a 1/50 ratio) as needed on a Project-by-Project basis, not to exceed the sum of (i) any cumulative Project Budgeted Costs in excess of $100,000,000 and (ii) 3% of cumulative Project Budgeted Costs. The General Partner shall not use Operating Cash to pay such additional amounts with respect to such Projects. This obligation to contribute applies only to Actual Costs incurred with respect to the initial group of Projects undertaken by the Partnership through and including the Project that causes the Partnership's cumulative Project Budgeted Costs to exceed $100,000,000.

                 (g) Cost Overrun Contributions. To the extent that the cumulative Actual Costs incurred are greater than 103% of cumulative Project Budgeted Costs, the General Partner and PS Limited Partner shall make additional cash Capital Contributions (in a 1/50 ratio) as needed on a Project-by-Project basis. The General Partner shall not use Operating Cash to pay such additional amounts with respect to such Projects.

                 (h) Shortfall Contributions. In the circumstances described in
Section 10.2 below, the General Partner shall make a contribution as set forth in Section 10.2 ("Shortfall Contributions"). Promptly following any Shortfall Contribution, an amount equal to such Shortfall Contribution shall be distributed by the General Partner to the Investor Limited Partner and shall be treated as deductible "guaranteed payments" for the use of capital for income tax purposes.

                 (i) Contribution Notices. Any Capital Contributions required of Partners pursuant to Sections 2.2(d)(ii) and (e) above shall be set forth in written notices from the General Partner to the Partners in the form attached as Exhibit K hereto. Such notices shall contain a breakdown and supporting evidence of Land Acquisition Costs and Basic Development Costs, and a breakdown by Project and total showing Project Budgeted Costs, Actual Costs (with such supporting evidence as requested by the Investor Limited Partner) and balance of cost to complete, together with any replenishment of Development Working Capital. Such notices shall be given on or about the 25th day of each month and shall estimate the Capital Contributions required for that month based on the Project Budgeted Costs. Such Capital Contributions shall be paid within ten Business Days of delivery of the applicable notice from the General Partner.

                 (j) Final Costs; Limit on Investor Limited Partner's Contributions. Notwithstanding anything herein to the contrary, the Investor Limited Partner's obligation to make Capital Contributions shall be limited to the lesser of (i) $98,000,000 or (ii) $49,000,000 plus 49% of Project Budgeted Costs on a cumulative basis. Unused Development Working Capital reserves shall be applied to pay the final Project Budgeted Costs of the Partnership, which would otherwise be provided for by Capital Contributions, but only with respect to the Project Budgeted Costs of the initial group of Projects undertaken by the Partnership through and including the Project that causes the Partnership's cumulative Project Budgeted Costs to exceed $100,000,000.

                 (k) Balancing Distributions to General Partner. Promptly following the Capital Contributions by the Investor Limited Partner pursuant to Sections 2.2(c)(ii), 2.2(d)(ii) and 2.2(e)(iv) above, an amount equal to such Capital Contributions shall be distributed by the Partnership to the General Partner and the PS Limited Partner (in a 1/50 ratio) as a reduction in their Capital Contributions. The Partners acknowledge that these amounts will be treated as contributed to the Partnership and then distributed by the Partnership for purposes of this Agreement, notwithstanding that for federal income tax purposes the amounts perhaps could be recharacterized as if paid by the Investor Limited Partner to the General Partner and PS Limited Partner for an interest in the Projects which the Investor Limited Partner then would be treated as contributing to the Partnership. Such a recharacterization, in the Partnership's circumstances, is not expected to produce materially differing consequences.

             2.3 Purchase of PSA Equity Shares. Concurrently with the execution of this Agreement, the Partnership and PSA have executed the Stock Purchase Agreement attached hereto as Exhibit N. On the Initial Funding Date, PSA shall issue to the Partnership $100,000,000 of PSA Equity Shares pursuant to the Stock Purchase Agreement. The parties agree that the agreed fair market value of the PSA Equity Shares at the time of purchase is $100,000,000.

             2.4 Extent of Liability. Except as otherwise provided by this Agreement or required under applicable law:

                 (a) A Partner shall not be liable for the debts, liabilities, contracts or any other obligations of the Partnership; and

                 (b) A Partner shall be liable only to make the future Capital Contributions provided in Section 2.2 for Qualifying Projects approved under
Section 6.2(b) and shall not be required to lend any funds to the Partnership.

Performance of any one or more of the acts specifically authorized for performance by any Limited Partner under this Agreement shall not in any way constitute the Limited Partner a general partner or impose any personal liability on the Limited Partner. The General Partner shall have no personal liability for the repayment of any Capital Contributions of the Limited Partners.

             2.5 Other Matters.

                 (a) Except as otherwise provided in this Agreement, no Partner shall demand or receive a return of its Capital Contributions or withdraw as a Partner from the Partnership without the consent of the Partners. Under circumstances requiring a return of any Capital Contributions, no Partner shall have the right to receive property other than cash except as may be specifically provided herein.

                 (b) No Partner shall receive any interest, salary or draw with respect to its Capital Contributions or its Capital Account or for services rendered on behalf of the Partnership or otherwise in its capacity as a Partner, except as otherwise provided in this Agreement.

         3.  Allocations

             3.1 Profits. After giving effect to the special allocations set forth in Sections 3.3, 3.4 and 3.5, Profits for any Fiscal Year or other period shall be allocated to the Partners in the following order and priority:

                 (a) First,

                     (i) if and to the extent that Losses have been allocated to the General Partner and PS Limited Partner pursuant to Section 3.2(c), Profits initially shall be allocated to the General Partner and PS Limited Partner, and

                     (ii) if and to the extent that Losses have been allocated to the Partners pursuant to Section 3.2(a) or (b), Profits shall be allocated to the Partners in the reverse order of the allocation of those Losses.

                 (b) Then,

                     (i) until November 17, 2005, (A) initially to the Investor Limited Partner until the Investor Limited Partner has been allocated cumulative Profits pursuant to this Section 3.1(b)(i)(A) equal to the aggregate accrued Priority Allocation of the Investor Limited Partner, and
     (B) then to the General Partner and PS Limited Partner (in a 1/50 ratio) until the General Partner and PS Limited Partner have been allocated cumulative Profits pursuant to this Section 3.1(b)(i)(B) equal to the aggregate accrued Priority Allocation of the General Partner and PS Limited Partner; and

                     (ii) after November 17, 2005, (A) initially to the Investor Limited Partner until the Investor Limited Partner has been allocated cumulative Profits pursuant to Section 3.1(b)(i)(A) and this Section 3.1(b)(ii)(A) equal to the aggregate Priority Distribution of the Investor Limited Partner, whether or not distributed, and (B) then to the General Partner and PS Limited Partner until the General Partner and PS Limited Partner have been allocated (in a 1/50 ratio) cumulative Profits pursuant to Section 3.1(b)(i)(B) and this Section 3.1(b)(ii)(B) equal to the aggregate Priority Distribution of the General Partner and PS Limited Partner, whether or not distributed.

                 (c) Finally, the remaining balance, if any, shall be allocated to the Partners in proportion to their Percentage Interests.

             3.2 Losses. After giving effect to the special allocations set forth in Sections 3.3, 3.4 and 3.5:

                 (a) Losses (other than Losses from the sale or other disposition of the Partnership's assets) for any Fiscal Year or other period shall be allocated to the Partners in proportion to their Percentage Interests.

                 (b) Losses from the sale or other disposition of the Partnership's assets for any Fiscal Year or other period shall be allocated to the Partners in proportion to the then positive balances of their capital accounts.

                 (c) If and to the extent that an allocation of Losses to the Investor Limited Partner pursuant to the preceding Sections 3.2(a) or (b) would result in the Investor Limited Partner having an Adjusted Capital Account Deficit, any such excess Losses instead shall be allocated to the General Partner and PS Limited Partner (in a 1/50 ratio).

             3.3 Special Allocations to the General Partner. The following special allocations shall be made:

                 (a) Items of gross loss or expense shall be allocated to the General Partner and the PS Limited Partner in proportion to their Capital Contributions pursuant to Section 2.2(g) (Cost Overrun Contributions) until the cumulative allocations pursuant to this Section 3.3(a) equal the aggregate amount of their Capital Contributions pursuant to Section 2.2(g).

                 (b) All Depreciation shall be specially allocated to the General Partner and PS Limited Partner (in a 1/50 ratio).

                 (c) All deductions for any guaranteed payments made to the Investor Limited Partner pursuant to Section 2.2(h) (Shortfall Contributions) shall be specially allocated to the General Partner.

             3.4 Gain from Sale. All Gain from Sale shall be allocated in the following order:

                 (a) First, to cause the Capital Accounts of the General Partner, the PS Limited Partner and the Investor Limited Partner to be in proportion to their respective Percentage Interests.

                 (b) Finally, the remaining balance, if any, shall be allocated to the Partners in proportion to their Percentage Interests.

             3.5 Regulatory Special Allocations. The following special allocations shall be made in the following order:

                 (a) Minimum Gain Chargeback. Except as provided in Section 1.704-2(f) of the Regulations, notwithstanding any other provision of this
Article 3, if there is a net decrease in Minimum Gain during any Fiscal Year, each Partner shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Partner's share of the net decrease in Minimum Gain, determined in accordance with Regulations Section 1.704-2(g). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(f)(6) and 1.704-2(j)(2) of the Regulations. This Section 3.5(a) is intended to comply with the minimum gain chargeback requirement in Section 1.704-2(f) of the Regulations and shall be interpreted consistently therewith.

                 (b) Partner Nonrecourse Debt Minimum Gain Chargeback. Except as otherwise provided in Section 1.704-2(i)(4) of the Regulations, notwithstanding any other provision of this Article 3 except Section 3.5(a), if there is a net decrease in Partner Nonrecourse Debt Minimum Gain attributable to a Partner Nonrecourse Debt during any Fiscal Year, each Partner who has a share of the Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(5), shall be specially allocated items of Partnership income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Partner's share of the net decrease in Partner Nonrecourse Debt Minimum Gain attributable to such Partner Nonrecourse Debt, determined in accordance with Regulations Section 1.704-2(i)(4). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Partner pursuant thereto. The items to be so allocated shall be determined in accordance with Sections 1.704-2(i)(4) and 1.704-2(j)(2) of the Regulations. This Section 3.5(b) is intended to comply with the minimum gain chargeback requirement in
Section 1.704-2(i)(4) of the Regulations and shall be interpreted consistently therewith.

                 (c) Qualified Income Offset. In the event any Partner unexpectedly receives any adjustments, allocations or distributions described in
Section 1.704-1(b)(2)(ii)(d)(4), (5) or (6) of the Regulations, items of Partnership income and gain shall be specially allocated to each such Partner in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Partner as quickly as possible, provided that an allocation pursuant to this Section 3.5(c) shall be made only if and to the extent that such Partner would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 3 have been tentatively made as if this Section 3.5(c) were not in this Agreement.

                 (d) Gross Income Allocation. In the event any Partner has a deficit Capital Account at the end of any Partnership Fiscal Year which is in excess of the sum of (i) the amount such Partner is obligated to restore pursuant to any provision of this Agreement, and (ii) the amount such Partner is deemed to be obligated to restore pursuant to the penultimate sentences of Regulations Sections 1.704-2(g)(1) and 1.704-2(i)(5), each such Partner shall be specially allocated items of Partnership income and gain in the amount of such excess as quickly as possible, provided that an allocation pursuant to this
Section 3.5(d) shall be made if and only to the extent that such Partner would have a deficit Capital Account in excess of such sum after all other allocations provided for in this Article 3 have been tentatively made as if Section 3.5(c) and this Section 3.5(d) were not in the Agreement.

                 (e) Nonrecourse Deductions. Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the General Partner.

                 (f) Partner Nonrecourse Deductions. Any Partner Nonrecourse Deductions for any Fiscal Year or other period shall be specially allocated to the Partner who bears the economic risk of loss with respect to the Partner Nonrecourse Debt to which such Partner Nonrecourse Deductions are attributable in accordance with Regulations Section 1.704-2(i)(1).

                 (g) Section 754 Adjustment. To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(2) or Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be
taken into account in determining Capital Accounts as the result of a distribution to a Partner in complete liquidation of its interest in the Partnership, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Partners in accordance with their interests in the Partnership in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(2) applies, or to the Partners to whom such distribution was made in the event that Regulations Section 1.704-1(b)(2)(iv)(m)(4) applies.

                 (h) Curative Allocations. The allocations set forth in Sections 3.5(a) through (g) (the "Regulatory Allocations") are intended to comply with certain requirements of the Regulations. It is the intent of the Partners that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Partnership income, gain, loss or deduction pursuant to this Section 3.5(h). Therefore, notwithstanding any other provision of this Article 3 (other than the Regulatory Allocations), the General Partner shall make such offsetting special allocations of Partnership income, gain, loss or deduction in whatever manner the General Partner determines is appropriate so that, after such offsetting allocations are made, each Partner's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Partner would have had if the Regulatory Allocations were not part of the Agreement. In exercising its discretion under this Section 3.5(h), the General Partner shall take into account future Regulatory Allocations under Sections 3.5(a) and 3.5(b) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 3.5(e) and 3.5(f).

             3.6 Other Allocations Rules.

                 (a) Except as otherwise provided, all Profits and Losses allocated to the Partners shall be allocated among them in proportion to their Percentage Interests.

                 (b) For purposes of determining the Profits, Losses or any other items allocable to any period, Profits, Losses and any such other items shall be determined on a daily, monthly, or other basis, as determined by the General Partner using any permissible method under Code Section 706 and the Regulations thereunder.

                 (c) Except as otherwise provided in this Agreement, all items of Partnership income, gain, loss, deduction, credit and any other allocations not otherwise provided for shall be divided among the Partners in the same proportions as they share Profits or Losses, as the case may be, for the year.

                 (d) To the extent permitted by Section 1.704-2(h)(3) of the Regulations, the General Partner shall endeavor to treat distributions of Operating Cash as having been made from the proceeds of a Nonrecourse Liability or a Partner Nonrecourse Debt only to the extent that such distributions would cause or increase an Adjusted Capital Account Deficit for any Partner.

             3.7 Tax Allocations: Code Section 704(c). In accordance with Code
Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any property contributed to the capital of the Partnership shall, solely for tax purposes, be allocated among the Partners so as to take account of any variation between the adjusted basis of such property to the Partnership for federal income tax purposes and its initial Gross Asset Value (computed in accordance with Section 1.8(aa)(i)).

                  In the event the Gross Asset Value of any Partnership asset is adjusted pursuant to Section 1.8(aa)(ii), subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

                  Any elections or other decisions relating to such allocations shall be made by the General Partner in any manner that reasonably reflects the purpose and intention of this Agreement. Allocations pursuant to this Section
3.7 are solely for purposes of federal, state and local taxes and shall not affect, or in any way be taken into account in computing, any Partner's Capital Account or share of Profits, Losses other items or distributions pursuant to any provision of this Agreement.

         4.  Operating Cash and Capital Proceeds

             4.1 Operating Cash. Except as otherwise provided in Section 10, Operating Cash, if any, shall be distributed or invested as provided in this
Section 4.1. To the extent distributed, Operating Cash shall be distributed to the Partners monthly, on the 15th day of each month or the next Business Day if the 15th day is not a Business Day, for the preceding month, or at such other times as the Partners may determine as follows:

                 (a) Until November 17, 2005, Operating Cash, if any, shall be first distributed to the Investor Limited Partner in an amount equal to any unpaid Priority Distribution of the Investor Limited Partner, and any balance of the Operating Cash shall in the discretion of the General Partner either be (1) added to the Partnership's working capital, (2) used to purchase PSA Common Shares in the open market or (3) with the approval of the Investment Committee, used to develop additional Qualifying Projects, provided that the General Partner shall use its reasonable efforts to ensure that any such Operating Cash accumulated in excess of reasonable working capital reserves (for the purposes, and to the extent, otherwise authorized hereunder, other than such PSA Common Share purchases and the development of Qualifying Projects) and funds committed for development of Qualifying Projects approved by the Investment Committee or for the purchase of PSA Common Shares shall not exceed $10,000,000 at any time;

                 (b) Subject to the provisions of Section 9.1, after November 17, 2005, Operating Cash, if any, shall be distributed in the following order of priority:

                     (i) First, to the Investor Limited Partner until the Investor Limited Partner has received the amount of any unpaid Priority Distribution of the Investor Limited Partner;

                     (ii) Second, to the General Partner and PS Limited Partner until the General Partner and PS Limited Partner have received the amount of any unpaid Priority Distribution of the General Partner and PS Limited Partner;

                     (iii) Third, to the Partners in proportion to their Percentage Interests; provided however, that between November 17, 2005 and November 17, 2011, any such distribution shall only be made with the approval of the Investment Committee, and if the Investment Committee does not approve the distribution of any such excess Operating Cash, such Operating Cash shall, in the discretion of the General Partner, either be
     (1) added to the Partnership's working capital or (2) used to purchase PSA Common Shares in the open market, provided that the General Partner shall use its reasonable efforts to ensure that any such Operating Cash accumulated in excess of reasonable working capital reserves (for the purposes, and to the extent, otherwise authorized hereunder, other than such PSA Common Share purchases and the development of Qualifying Projects) and funds committed for development of Qualifying Projects approved by the Investment Committee or for the purchase of PSA Common Shares shall not exceed $10,000,000 at any time.

             4.2 Capital Proceeds. Except as otherwise specified in this Agreement, Capital Proceeds, if any, shall be distributed to the Partners on the third Business Day after a sale or financing or at such other times as the Partners may determine in the same order and priority as Operating Cash, provided, however, that if such a distribution of Capital Proceeds in the fashion described in Section 4.1(b)(iii) would create an Adjusted Capital Account Deficit for any Partner that is not at the time of distribution reasonably expected to be eliminated by future Partnership allocations, distributions of Capital Proceeds at that time shall cease until the earlier of the time at which (i) they can be so distributed without creating such a deficit or (ii) a Liquidating Event (as defined in Section 10.1) takes place (and in that case, any distribution will be made pursuant to Section 10.2).

             4.3 Amounts Withheld. If required by applicable law, the General Partner shall cause the Partnership to withhold such amounts as may be required from any payment or distribution from the Partnership to a Partner, and the General Partner shall remit such amounts on a timely basis to the tax authority or other entity entitled to them. Any (a) amounts so withheld or (b) estimated or other payments to tax authorities with respect to any Profits or other items allocable to the Partners, shall be treated as amounts distributed to the Partners pursuant to this Section 4 for all purposes. The General Partner shall allocate any such amounts among the Partners in accordance with applicable law.

         5.  Management

             5.1 Managing Partner. The Partnership shall be managed by the General Partner. The Limited Partners shall not participate in the management of the Partnership's business, and shall have no power to bind or act on behalf of the Partnership.

             5.2 Authority of Managing Partner. The General Partner shall have, subject to the control of the Partners to the extent (and only the extent) provided herein, supervision, direction and control of the business of the Partnership. Subject to the limitations and restrictions set forth in this Agreement, the General Partner shall act on behalf of the Partnership in all matters affecting the management and supervision of the Partnership and its business affairs, and shall have all rights and powers generally conferred by law or otherwise necessary, advisable or consistent therewith, including the right to vote the PSA Equity Shares and any PSA Common Shares. Without limiting the scope of the foregoing, the Partners agree and acknowledge that it is their intention and desire to confer upon the General Partner, to the fullest extent permissible under the Act and other provisions of applicable law, and subject only to the express limitations set forth in Section 5.3, full power and authority relative to any and all matters relating to or affecting the Partnership and its affairs.

             Notwithstanding any provision of this Agreement, including without limitation Section 5.3, any Person dealing with the Partnership may rely (without duty of further inquiry) upon a certificate signed by the General Partner as to:

                 (a) The identity of the General Partner or any Partner;

                 (b) The existence or nonexistence of any fact or facts which constitute a condition precedent to acts by the General Partner or which are in any other manner germane to the affairs of the Partnership;

                 (c) The Persons who are authorized to execute and deliver any instrument or document of the Partnership; or

                 (d) Any act or failure to act by the Partnership or any other matter whatsoever involving the Partnership or any Partner.

             5.3 Limitations on Rights and Powers. Except by the unanimous consent of the Partners, the General Partner shall not have authority to:

                 (a) Require additional Capital Contributions to be made to the Partnership in addition to the Capital Contributions required to be made pursuant to Section 2.2;

                 (b) Enter into or commit to any agreement, contract, commitment or obligation on behalf of the Partnership obligating the Limited Partners to contribute additional capital, to make or guarantee a loan or to increase the Limited Partners' liability either to the Partnership or to third parties;

                 (c) Except as is otherwise provided in this Agreement, receive or permit any Partner or Affiliate of a Partner to receive any fee or rebate, or to participate in any reciprocal business arrangements that would have the effect of circumventing any of the provisions of this Agreement;

                 (d) Materially alter the business of the Partnership as provided for in this Agreement;

                 (e) Do any act in contravention of this Agreement;

                 (f) Except as is otherwise provided in this Agreement, possess Property, or assign rights in specific Property, for other than a Partnership purpose;

                 (g) Cause the Partnership to borrow money or obtain any financing, pledge or encumber any of the Property, or enter into or commit to any agreement contract, commitment or obligation on behalf of the Partnership to take any of those actions; or

                 (h) Except as provided in Article 8, admit any Person as a Partner.

Except as otherwise contemplated by this Agreement or provided for in the Initial Business Plans, no action specified on the attached Exhibit B shall be taken by the General Partner without approval of the Investor Limited Partner.

             5.4 Project Development. All phases of site selection, development and construction of Projects shall be carried out by employees of PSA Affiliates and independent contractors engaged by the General Partner for and on behalf of the Partnership in accordance in all material respects with the specifications and information approved by the Investment Committee. In order for any Qualifying Project to be contributed to or acquired by the Partnership, and before the Investor Limited Partner shall have to make any Capital Contribution for such a Qualifying Project under Section 2.2(b), the General Partner shall complete all the items listed on the acquisition checklist attached as Exhibit C to the satisfaction of the Investment Committee. If land for a Qualifying Project is required to be acquired prior to the satisfaction of the items listed on such checklist and the land is acquired by a single member limited liability company that is treated for income tax purposes as a disregarded entity and has no assets, liabilities or business other than its ownership of such Qualifying Project, then upon satisfaction of the items in the checklist, the Partnership shall accept, in lieu of a deed, a transfer of all ownership interests in that limited liability company, provided that the General Partner agrees to indemnify the Investor Limited Partner against any loss or liability to the Partnership that is attributable to that limited liability company and that would not have been incurred by the Partnership if the Project had been acquired and held directly by the Partnership, rather than through the limited liability company.

             For up to 14 of the Projects listed on Exhibits A-1 and A-2, plans and specifications may be reviewed by a third-party consultant acceptable to the Investor Limited Partner and the cost of that review, not to exceed $4,000 per Project, shall be paid for by the Partners (1% by the General Partner, 50% by the PS Limited Partner and 49% by the Investor Limited Partner), with any excess over $4,000 per each of those 14 Projects being paid for by the Investor Limited Partner. For any other Projects, plans and specifications may be reviewed by a third-party consultant acceptable to the Investor Limited Partner and the cost of that review, not to exceed $2,000 per Project, shall be paid for by the Partners (1% by the General Partner, 50% by the PS Limited Partner and 49% by the Investor Limited Partner), with any excess over $2,000 per Project being paid for by the Investor Limited Partner. Copies of the final title policy in the amount of the Project Budgeted Costs, deed into the Partnership and closing statement for the acquisition shall be furnished to the Investor Limited Partner's advisor and attorneys within 30 days after payment of the initial Capital Contribution for a Project. The General Partner and the Investor Limited Partner shall attempt, to the extent feasible, to develop an approved list of architects and environmental consultants for the Projects. PSA Affiliates shall be responsible for arranging, supervising and coordinating all activities, purchases and services associated with the development of each Qualifying Project which is or is to become a Project including, without limitation, the following:

                 (a) Review and analysis of the suitability for the Partnership of each Qualifying Project;

                 (b) Negotiation and documentation of the terms of each acquisition of property for development;

                 (c) Conduct of such "due diligence" and obtaining of such studies, reports and approvals as are required in connection with the prospective acquisition of each property, including a review and studies, reports and approvals, as required, as to soils, environmental issues, title and survey matters, zoning and other land use issues and economic feasibility;

                 (d) Obtaining of necessary building permits and other approvals required for development;

                 (e) Negotiation and closing of the acquisition of each Qualifying Project;

                 (f) Coordination with planners and engineers on matters relating to the design of each Qualifying Project and any modifications thereof;

                 (g) Coordination with contractors regarding costs and performance of construction and other development activity;

                 (h) Negotiation and preparation for execution by the Partnership, or for the account of the Partnership, by PSA Affiliates of construction contracts and other contracts for the supply of services and/or material necessary to perform and complete the development of each Project;

                 (i) Negotiation, preparation and execution of all change orders (provided that all material changes to materials or methods of construction shall be approved in advance by the Investor Limited Partner or the Investment Committee);

                 (j) Review and approval of applications for payment submitted by contractors in connection with the development of each Project and maintenance of accurate and complete books of account and other records relating thereto;

                 (k) Negotiation with suppliers of major building components, if any, where such items are not covered by a general construction contract, and purchase of such components;

                 (l) Performance of normal business functions of an owner of property in administering all aspects of the development of each Project (including property acquisition);

                 (m) If necessary, and not performed under a general contract, submission of applications to utility companies and municipal and governmental authorities for, and obtaining of, agreements relating to utility and sewer easements and the provision of adequate utility and sewer service to each Project; and

                 (n) The engagement of such independent contractors and professional firms including, but not limited to, construction firms, architects, environmental consultants, engineers, architects and attorneys, as may be required or appropriate in connection with the foregoing, it being understood and agreed that virtually all of the activity described above in this
Section 5.4 will be undertaken by independent contractors and firms whose charges will be borne by PSA Affiliates or by the Partnership as herein provided.

             5.5 Compensation and Reimbursement. Subject to the limitations provided herein, and except as otherwise provided in this Agreement or agreed to by the Partners, PSA Affiliates shall be entitled to receive the following, and only the following, compensation and reimbursement from the Partnership:

                 (a) The Partnership shall enter into the Management Agreement in the form attached as Exhibit D (provided that in the event of any conflict between the Management Agreement and this Agreement, this Agreement shall prevail, and the Management Agreement shall so specify) relative to the operation and management of each Project, pursuant to which PSA Affiliates shall be entitled to receive a management fee equal to 6% of gross operating revenues from each Project (not including revenue earned pursuant to the Master Lease Agreement referred to in Section 5.5(e) below or any revenue earned by PSA with respect to truck rental operations undertaken at the Projects);

                 (b) In connection with the development of each Project, PSA Affiliates shall be entitled to reimbursement for Land Acquisition Costs, Basic Development Costs and PSA Affiliates Operating Costs as and to the extent provided in Section 2.2;

                 (c) PSA Affiliates shall be entitled to reimbursement, on submission of an itemized account, of all reasonable sums paid to unaffiliated Persons for goods and materials for the direct benefit of the Partnership;

                 (d) PSA Affiliates shall be entitled to reimbursement for the direct personnel cost (without overhead) for tax preparation and other services provided as necessary for the conduct of the Partnership's affairs, including preparation of reports to the Investor Limited Partner, as distinguished from acquisition, development, operation and management of the Projects, provided such cost does not exceed the amount the Partnership would be required to pay other Persons not affiliated with the General Partner for comparable services; and

                 (e) The Partnership shall enter into the Master Lease Agreement in the form attached as Exhibit E relative to the lease of space to the General Partner or its Affiliate in the Projects for retail storage related uses involving the general public and self-storage tenants.

Except as expressly provided for in this Section 5.5 or otherwise approved by the Partners, no payment shall be made by the Partnership to a PSA Affiliate for services of such PSA Affiliate or any officer or employee thereof, and no payments shall be made to PSA Affiliates that would have the effect of providing PSA Affiliates with double compensation for services or capital or double reimbursement for expenses incurred.

             5.6 Hazardous Materials.

                 (a) The General Partner shall use its reasonable best efforts to keep and maintain the Property in compliance with, and not to cause, and shall use its reasonable efforts not to permit, the Property to be in violation of, any Hazardous Materials Laws. The General Partner shall not dispose of any waste (including, without limitation, any Hazardous Materials) on, under or about the Projects and shall not use, generate, manufacture, or store any Hazardous Materials on, under or about the Projects or transport to or from the Projects (and shall use its reasonable efforts not to permit anyone else to do any of the foregoing) in violation of any Hazardous Material Laws. The General Partner shall not install or permit the installation of any underground storage tanks on the Projects.

                 (b) The General Partner shall immediately advise the Partners in writing of (i) any and all enforcement, cleanup, removal, or other governmental or regulatory actions instituted, completed or threatened pursuant to any Hazardous Materials Laws of which actions the General Partner has actual knowledge; (ii) all claims made or threatened by any third party against the Partnership or any Partner or the Projects relating to damage, loss or injury resulting from, or contribution, cost recovery or compensation for, any Hazardous Materials, of which claims the General Partner has actual knowledge (the matters set forth in clauses (i) and (ii) above are collectively referred to in this Agreement as "Hazardous Materials Claims"); and (iii) the General Partner's actual knowledge of any occurrence or condition on the Projects or on any real property adjoining or in the vicinity of the Projects that the General Partner knows could cause the Projects or any part thereof to be subject to any restrictions on the ownership, occupancy, transferability or use of the Projects under any Hazardous Materials Laws.

                 (c) Without the prior written approval of the Investor Limited Partner, the General Partner shall not take any remedial action in response to the presence of any Hazardous Materials on, under or about the Projects, nor enter into any settlement agreement, consent decree other compromise in respect to any Hazardous Materials Claims; provided, however, that the prior approval of all Partners shall not be necessary in the event that the presence of Hazardous Materials on, under or about the Projects, in the reasonable belief of the General Partner, either poses an immediate threat to the health, safety or welfare of any individual or is of such a nature that an immediate remedial response is necessary and it is not possible to obtain such Partners' approval before taking such action, provided that in such event the General Partner shall notify all Partners as soon as practicable of any action so taken. All Partners agree not to withhold their approval, where approval is required under this Agreement, if either (i) a particular remedial action is ordered by a court of competent jurisdiction, or (ii) the General Partner establishes to the satisfaction of the Partners that there is no reasonable alternative to such remedial action which would result in less impairment of the value of the Projects.

         6.  Action by Partners; Investment Committee

             6.1 Action by Partners. No annual or regular meetings of the Partners are required to be held. However, meetings of the Partners may be held if called by the General Partner or any Partner upon at least four Business Days' prior written notice. Any consents required of any Partner hereunder shall be in writing and shall be filed by the General Partner with the books and records of the Partnership.

             6.2 Investment Committee.

                 (a) The Partnership shall have an investment committee (the "Investment Committee") which shall consist of four members, two of whom shall be appointed by the Investor Limited Partner as its representatives and two of whom shall be appointed jointly by the General Partner and the PS Limited Partner as their representatives. Initially, the Investor Limited Partner appoints [Investor Representative 1] and [Investor Representative 2], and the General Partner and PS Limited Partner appoint Carl B. Phelps and Harvey Lenkin, as the members of the Investment Committee. In the event of the death or resignation of any member of the Investment Committee or the removal of any member of the Investment Committee by the Partner who appointed the same, the Partner or Partners originally appointing such member of the Investment Committee shall have the right to appoint his or her successor as its representative.

                 Meetings of the members of the Investment Committee shall be held by conference telephone or at the principal executive office of the Partnership or another appropriate and convenient location designated by the Investment Committee. Meetings may be called at any time by the General Partner or by any member of the Investment Committee upon at least seven Business Days' prior written notice. Any action requiring approval or consent of the Investment Committee will be deemed to mean approval or consent by at least three of the Investment Committee members at a meeting of the Investment Committee or, alternatively, by a writing executed by at least three of the Investment Committee members.

                 (b) As is described in Section 1.7, PSA has granted the Partnership certain first rights and opportunities to develop and own proposed Qualifying Projects.

                     (i) The General Partner shall provide to the members of the Investment Committee a detailed description of the Qualifying Projects proposed to be developed by the Partnership, including any costs for which the General Partner's Capital Account is to be credited under Section 2.2(d)(i), preliminary financial projections and development costs in the form attached as Exhibit F-1 and such other pertinent information, including site and building plans, as the Investment Committee shall reasonably request. Upon receipt thereof, the Investment Committee shall have the option, to be exercised within 30 days, to give approval for the Qualifying Project to be undertaken by the Partnership as a Project. The Qualifying Projects described on Exhibit A-2 hereto shall be deemed to have been approved by the Investment Committee, subject to Section 6.2(b)(iii).

                     (ii) In the event the Investment Committee shall not timely elect to, or elects not to, have the Qualifying Project included as a Project subject to the terms of this Agreement, PSA Affiliates shall be free to develop such Qualifying Project outside of the Partnership, in which event the Partnership and the Investor Limited Partner shall have no further rights or interests therein. In the event there shall be a 10% or greater change in the aggregate costs or in the net rentable square footage of such Qualifying Project (as compared to the information submitted under Section 6.2(b)(i)), then the Qualifying Project shall be resubmitted to the Investment Committee pursuant to this Section 6.2(b) and the Investment Committee shall thereafter have the option with respect to such Project provided in Section 6.2(b)(i).

                     (iii) If a Qualifying Project is approved based on the information submitted under Section 6.2(b)(i), the General Partner shall thereafter provide to the members of the Investment Committee finalized estimates of development costs and costs of funding any deficiency in Net Operating Income until the Project experiences three consecutive calendar months of positive monthly Net Operating Income (such final estimates for a Project being referred to as "Project Budgeted Costs"), stabilized yield-on-cost projections in the form attached as Exhibit F-2 and to the extent that there have been any material changes in the site and building plans previously submitted, revisions to such plans incorporating such changes. In the event those finalized estimates reflect a 10% or greater change in the Project Budgeted Costs or net rentable square footage, or a reduction of over 25 basis points in Yield, of any Project as compared to the information submitted under Section 6.2(b)(i) (or a 10% or greater change in the Project Budgeted Costs or reduction of over 12 1/2 basis points in Yield for those Projects described on Exhibit A-2), or in the event of a material change in the site or building plans, then such change must be approved by the Investment Committee for such Qualifying Project to be included as one of the Projects subject to the terms of this Agreement.

                 (c) The Partnership's first right to develop Projects under Sections 1.7(b) and 6.2(b) shall terminate if the General Partner shall have presented eight consecutive Qualifying Projects to the Investment Committee that each have a Yield of eleven and one half percent (11.5%) per year or more, and the Investment Committee shall not have elected to cause any of such Qualifying Projects to be included as a Project pursuant to this Agreement.

                 (d) The General Partner shall prepare and submit a Business Plan to the Investment Committee on or before November 15 of each Fiscal Year that shall apply to the twelve-month period beginning on January 1 of the subsequent Fiscal Year. The Annual Business Plan shall include an estimated budget for each Completed Project (as of November 15) for the subsequent Fiscal Year and a report aggregating all such information for all Completed Projects.

                 (e) The General Partner shall provide to the Investment Committee any report that any member might reasonably request, if available or obtainable without significant cost or undue effort, including, but not limited to, analyses of the Properties and the market, market rent surveys, tenant traffic reports, tenant turnover statistics, tenant demographic profiles, projected market values, projected income and expense statements, projected cost breakdowns and cash flow analyses, summaries of the overall plan of operations and contemplated transactions, insurance coverages and the like applicable to the Properties.

             6.3 Opportunity to Invest in Next Development Program. In the event that any PSA Affiliate seeks to develop another program for investors to participate in the development and ownership of self-storage facilities prior to the expiration of the first 12 months after the expiration of the Partnership's first right and opportunity to develop Qualifying Projects under Section 1.7, the General Partner shall cause such PSA Affiliate to provide the Investor Limited Partner with information concerning the first such subsequent proposed program and to first negotiate in good faith with the Investor Limited Partner (or a member thereof electing to pursue the same on its own in accordance with the agreement of the Investor Limited Partner's members) concerning the Investor Limited Partner's (or such member's) participation in that program before approaching other investors. Investor Limited Partner acknowledges that its rights pursuant to this provision are subject to the prior rights, if any, granted to the limited partner pursuant to the partnership agreement of PSAF Development Partners, L.P.

             6.4 Development of Competitive Properties. Until such time as at least 85% of the rentable square footage of any specific Project undertaken by the Partnership has been leased to third parties in the ordinary course of business, or November 17, 2005, whichever occurs first, the General Partner shall ensure that PSA Affiliates will not, in the "micro-market" of that specific Project (i.e., an area within a radius that, depending upon the density of the population of consumers potentially using such self storage facilities and other factors in the particular market ordinarily taken into account in the exercise of commercially reasonable judgment, extends a minimum of one half mile, and up to two miles, from the specific Project): (i) commence operations at another self storage project or (ii) undertake any renovations or other capital improvements on any property not theretofore competitive with that specific Project which improvements would render it competitive with that specific Project, without either: (i) the prior written consent of the Investor Limited Partner, which may be withheld in its sole and absolute discretion, or
(ii) PSA providing to the Partnership a guarantee (in form and substance reasonably acceptable to the Investor Limited Partner) of the budgeted operating yield of that specific Project (as approved by the Investment Committee) through November 17, 2006.

         7.  Books and Records; Fiscal Matters

             7.1 Books and Records. The Partnership shall keep adequate financial books and records in accordance with generally accepted accounting principles. The books and records shall be kept at the principal executive office of the Partnership and shall set forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Partnership. Any Partner or its designated representative (including its appointees to the Investment Committee) shall have the right, at any reasonable time during ordinary business hours, to have access to and inspect and copy the contents of any of the Partnership's books and records (financial or otherwise) and records of any PSA Affiliates relating to the Projects. The Partnership shall not, without the consent of the Partners, which shall not be unreasonably withheld or delayed, vary the Partnership's accounting methods, change its Fiscal Year or make other major decisions with respect to treatment of various transactions for bookkeeping or accounting purposes.

             7.2 Reports. The General Partner shall furnish to each Partner, at the expense of the Partnership, such statements and reports of the Partnership as the Partners may determine or which may be required under the Act, including the following:

                 (a) within 25 days of the end of each month, operating statements for each of the Projects for such month, including occupancy reports, a consolidated operating statement of the Projects for that month, a statement detailing Partnership investment of funds and a statement detailing any Partnership disposition of investments;

                 (b) within 40 days of the end of each of the fiscal quarters of each Fiscal Year, a balance sheet, a profit and loss statement, a statement of cash flows and a statement of changes in partner's capital accounts, which statements need not be audited but shall be prepared in accordance with generally accepted accounting principles (except that quarterly statements need not include footnotes), and shall be certified as fairly presenting the financial results by the chief financial officer of the General Partner;

                 (c) within 40 days of the end of each of the fiscal quarters of each Fiscal Year, a report setting forth the variance between the Project operating budget and actual results on a Project and consolidated basis;

                 (d) within 75 days of the end of each Fiscal Year, unaudited financial statements of the Partnership for such Fiscal Year certified by the General Partner; and

                 (e) within 90 days of the end of each Fiscal Year, audited financial statements of the Partnership for such Fiscal Year certified by Ernst & Young LLP or such other so-called "Big Six" firm of independent public accountants as may be approved by the Investment Committee.

                 Examples of the reports required by Section 7.2(a), (b) and (c) are attached hereto as Exhibit M.

             7.3 Tax Information. The General Partner shall cause the Partnership accountants to prepare and file on a timely basis all income and other tax returns of the Partnership. The General Partner shall have the accounting firm that audits the Partnership's financial statements or another accounting firm approved by the Investment Committee review and sign as preparer the Partnership's Federal and state income tax returns. The General Partner shall submit such Federal income tax returns to the Investor Limited Partner for the Investor Limited Partner's review at least ten Business Days before filing such returns. The General Partner shall furnish to the Investor Limited Partner a copy of such return, together with any schedules or other information which each Partner may reasonably require in connection with such Partner's own tax affairs within 90 days of the end of each Fiscal Year.

             7.4 Fiscal Year. The Fiscal Year of the Partnership shall be the calendar year.

             7.5 Tax Matters Partner. The General Partner is hereby designated by the Partners as, and shall be specifically authorized to act as, the "Tax Matters Partner" under the Code and in any similar capacity under state or local law, and to expend Partnership funds for professional services and costs associated therewith.

             7.6 Tax Elections Made by Managing Partner. The General Partner on behalf of the Partnership may make any and all elections for tax purposes with respect to the Partnership, with the consent of the Investor Limited Partner, which consent will not be unreasonably withheld or delayed. At the request of any Partner, the Partnership will make an election under Code Section 754

             7.7 Taxation as a Partnership. The Partners will use their best efforts to cause the Partnership to be treated as a partnership for income tax purposes.

             7.8 Avoidance of Unrelated Business Taxable Income. The General Partner acknowledges that one or more members of the Investor Limited Partner generally expect to be exempt from federal income taxes, and wish to avoid receipt of income that otherwise might be considered unrelated business taxable income. Accordingly, the General Partner shall use its best efforts to conduct the Partnership's operations at all times in a manner that will avoid subjecting the Investor Limited Partner or any Affiliate to regular corporate income tax or to tax on "unrelated business taxable income" under Section 511 of the Code, and if it is discovered that the operations of the Partnership create any such material liability, the General Partner shall use its best efforts to alter the Partnership's activities so as to reduce or minimize any such tax liability. In furtherance of the foregoing (and not in limitation thereof), notwithstanding any other provision herein to the contrary, absent specific written approval of the Investor Limited Partner, the Partnership shall conduct its operations in accordance with the following provisions at all times:

                 (a) The Partnership's business shall be limited to developing, owning, operating, and disposing of the Projects, the PSA Equity Shares and the PSA Common Shares. The Partnership shall not engage in any other business activities.

                 (b) The Partnership shall not incur or continue any "acquisition indebtedness" as defined in Section 514 of the Code.

                 (c) The Partnership shall be a lessor of personal property only if the rents attributable to such personal property are an incidental amount of the total rents received or accrued under a lease of real property within the meaning of Section 512(b)(3)(A)(ii) of the Code.

                 (d) The Partnership's lease agreements shall not provide for rents that depend in whole or in part on the income or profits derived by any Person from the leased property.

                 (e) The Partnership shall not provide services to lessees of the Projects, other than services that are usually or customarily rendered in connection with the rental of space for occupancy only.

                 (f) The Partnership shall not hold property primarily for sale to customers in the ordinary course of business or hold stock in trade or property of a kind which would be included in inventory if on hand at the close of its taxable year.

                 (g) Any sales of locks, boxes, packing or other such materials at any Project, or any trucks rentals from any Project, will be performed for the account of a PSA Affiliate; no such revenue will be earned by or reported by the Partnership.

         8.  Transfer of Interests

             8.1 Transfers by the Partners during the Initial Ten Years. During the initial ten years of the Partnership's existence, except as otherwise provided in this Agreement, no Partner shall Transfer all or any portion of its Interest in the Partnership without the prior written approval of the other Partners. Notwithstanding this limitation, the General Partner and PS Limited Partner, shall be permitted to Transfer their Interests in connection with the merger or reorganization of the General Partner or the PS Limited Partner into another entity which is or becomes a PSA Affiliate or the transfer of all or substantially all the assets of, or ownership in, the General Partner or the PS Limited Partner or the assumption of the rights and obligations of the General Partner or the PS Limited Partner by another entity or entities which is or becomes a PSA Affiliate in connection with any such transaction, provided that the General Partner or PS Limited Partner, as appropriate, acknowledges that the Transfer shall not relieve the transferring Partner of its obligations under this Agreement. During the initial ten years a nontransferring Partner shall be entitled to withhold its approval of any proposed Transfer in its sole discretion.

             8.2 Additional Restrictions on Transfer. After the initial ten year period, a Partner may transfer its interest with the prior written approval of the other Partner, which shall not be unreasonably withheld. At any time, each of the Partners shall have the right to Transfer its Interest to an Affiliate without the consent of any other Partner, provided that such Transfer shall not relieve such transferring Partner of its obligations under this Agreement. Notwithstanding any provision of this Article 8 to the contrary, no Transfer of any Interests may be made (i) if such Transfer shall violate or constitute a default under any other agreement to which the Partnership is a party or (ii) if the Interests sought to be sold, exchanged or otherwise transferred when added to the total of all other Interests sold or exchanged prior to the date of the proposed sale or exchange, are likely, in the opinion of tax counsel to the Partnership to result in (A) a "change in ownership" for tax purposes as that term is defined by applicable law or (B) the termination of the Partnership for purposes of the Code, and such change in ownership or termination would have a material adverse effect on the Partnership or the remaining Partners.

             No interests in the Partnership may be Transferred unless (i) the transferee executes such instruments as the non-transferring Partner may reasonably request to confirm the transferee's agreement to be bound by the terms of this Agreement and assumption of the transferor's obligations under this Agreement, (ii) the Partnership obtains assurances reasonably satisfactory to the non-transferring Partner that such Transfer is permitted under the Securities Act of 1933 and any applicable state securities laws, (iii) to the extent that the transferring Partner has been informed that a Transfer might occasion a material violation of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), to the extent applicable to the remaining Partner or any investor in or affiliate of the remaining Partner, the transferring Partner obtains reasonably satisfactory assurances that the transfer will not cause any such violation and (iv) subject to the provisions of Sections 8.1 (regarding certain transfers by the General Partner or PS Limited Partner) and 8.6 (regarding transfers to Affiliates), if the transfer involves the proposed substitution of the transferee as a Partner of the Partnership, the written consent of the non-transferring Partner to such substitution is obtained, which consent, in the non-transferring Partner's absolute discretion, may be withheld.

             If one of only two Partners is transferring its entire interest in the Partnership, such transfer shall not be effective unless and until the transferee is admitted to the Partnership as a substitute Partner by the amendment of this Agreement, and the transferring Partner shall remain a Partner of the Partnership until such substitute Partner is admitted to the Partnership. Each transferee shall reimburse the Partnership for any filing fees and reasonable counsel and accountants' fees incurred by the Partnership in connection with such transferee becoming a substitute Partner.

             The transferor and transferee shall furnish the Partnership with the transferee's taxpayer identification number, sufficient information to determine the transferee's initial tax basis in the Interest transferred, and any other information reasonably necessary to permit the Partnership to file all required federal and state tax returns and other legally required information statements or returns. Without limiting the generality of the foregoing, the Partnership shall not be required to make any distribution otherwise provided for in this Agreement with respect to any transferred Interest until it has received such information.

             8.3 Prohibited Transfers. Any purported Transfer of an Interest not satisfying the requirements of Section 8.1 or 8.2 shall be null and void and of no effect whatever; provided that, if the Partnership is required to recognize a Transfer not satisfying those requirements, the Interest transferred shall be strictly limited to the transferor's rights to allocations and distributions as provided by this Agreement with respect to the transferred Interest, which allocations and distributions may be applied (without limiting any other legal or equitable rights of the Partnership) to satisfy any debts, obligations or liabilities for damages that the transferor or transferee of such Interest may have to the Partnership. Except as otherwise required under the Act, such transferee shall have no right to any information or accounting of the affairs of the Partnership, shall not be entitled to inspect the books or records of the Partnership, and shall not have any of the rights of a Partner under the Act or this Agreement until such time, if at all, that it is admitted as a Partner. In the case of a Transfer or attempted Transfer of an Interest that is not a permitted Transfer, the parties engaging or attempting to engage in such Transfer shall indemnify and hold harmless the Partnership and all Partners from all cost, liability and damage that any of such indemnified Persons may incur (including, without limitation, incremental tax liability and attorneys' fees and expenses) as a result of such Transfer or attempted Transfer and efforts to enforce the indemnity granted hereby.

             8.4 Representations; Legend. Each Partner hereby represents and warrants to the Partnership and the Partners that such Partner's acquisition of an Interest hereunder is made as principal for such Partner's own account and not for resale or distribution of such Interest. Each Partner further hereby agrees that the following legend may be placed upon any counterpart of this Agreement, or any other document or instrument evidencing ownership of
Interests:

                 The Interest represented by this document has not been registered under any securities laws and the transferability of such Interest is restricted. Such Interest may not be sold, assigned or transferred, nor will any assignee, vendee, transferee or endorsee thereof be recognized as having acquired any such Interest by the issuer for any purposes, unless (i) a registration statement under the Securities Act of 1933, as amended, with respect to the transfer of such Interest shall then be in effect and such transfer has been qualified under all applicable state securities laws, or (ii) the availability of an exemption from such registration and qualification shall be established to the satisfaction of counsel to the Partnership.

                 The Interest represented by this document is subject to restriction as to its sale, transfer, hypothecation or assignment as set forth in the Limited Partnership Agreement of PSAC Development Partners, L.P. and agreed to by each Partner. Said provision restricts, among other things, the right of any transferee to become a Partner. Said Agreement further provides for an option to purchase the Interest represented by this document under certain circumstances described therein.

             8.5 Distributions and Allocations in Respect to Transferred Interests. If any Interest is sold, assigned or transferred during any accounting period in compliance with the provisions of this Section 8, Profits, Losses, each item thereof and all other items attributable to the transferred Interest for such period shall be divided and allocated between the transferor and the transferee by taking into account their varying interests during the period in accordance with Code Section 706(d), using any conventions permitted by law and selected by the General Partner. All distributions on or before the date of such transfer shall be made to the transferor, and all distributions thereafter shall be made to the transferee. Solely for purposes of making such allocations and distributions, the Partnership shall recognize such transfer not later than the end of the calendar month during which it is given notice of such transfer, provided that if the Partnership does not receive a notice stating the date such Interest was transferred and such other information as the General Partner may reasonably require within 30 days after the end of the accounting period during which the transfer occurs, then all of such items shall be allocated, and all distributions shall be made, to the Person who, according to the books and records of the Partnership, on the last day of the accounting period during which the transfer occurs, was the owner of the Interest. Neither the Partnership, the General Partner nor the Partners shall incur any liability for making allocations and distributions in accordance with the provisions of this Section 8.5, whether or not the Partnership, the General Partner or the Partners have knowledge of any transfer of ownership of any Interest.

         9. Options to Cause Early Liquidation of Partnership; Options to Purchase; Right to Cause Sale of Projects

             9.1 Investor Limited Partner's Option to Cause Early Liquidation of the Partnership. The Investor Limited Partner shall have the right and option (but not the obligation) to cause the early liquidation of the Partnership on the terms and conditions set forth in this Section 9 and in Section 10. The option granted pursuant to this Section 9.1 may be exercised by the Investor Limited Partner at any time beginning August 17, 2005 and ending June 17, 2006 by delivery of a notice to the General Partner (the "Investor Limited Partner Liquidation Notice"). Once given, the Investor Limited Partner Liquidation Notice shall be irrevocable. If the Investor Limited Partner exercises this option prior to November 17, 2005 and the General Partner does not exercise its option to purchase the Investor Limited Partner's interest pursuant to Section 9.2: (i) any distributions of Operating Cash to be made for the period beginning on November 17, 2005 and ending on the date of the Partnership's dissolution shall be made to the Partners in proportion to their Percentage Interests (rather than as described in Section 4.1(b)), and (ii) solely for the purpose of determining Fair Market Value pursuant to Section 9.3, any guarantee provided by PSA with respect to any Project pursuant to Section 6.4 shall be taken into account as if that guarantee continued in perpetuity.

             9.2 General Partner's First Option to Purchase.

                 (a) If the Investor Limited Partner exercises the option set forth in Section 9.1, the General Partner or its assignee shall have the right and option (but not the obligation) to purchase all of the Interest of the Investor Limited Partner on the terms and conditions set forth in this Section
9.2. The option granted pursuant to this Section may be exercised by the General Partner by delivery of a notice to the Investor Limited Partner at any time within 30 days of receipt of the Investor Limited Partner Liquidation Notice by delivery of a notice to the Investor Limited Partner (the "General Partner First Option Notice"). Once given the General Partner First Option Notice shall be irrevocable. If the General Partner exercises its option and the General Partner determines that it does not wish to continue to hold an ownership interest in certain of the Projects, the Partners agree to cooperate in all reasonable respects to have the Partnership dispose of those Projects at no cost to the Investor Limited Partner.

                 (b) The purchase consideration payable by the General Partner to the Investor Limited Partner shall be an amount that, when added to all amounts distributed to the Investor Limited Partner under this Agreement (including any guaranteed payments made under Section 2.2(e)) will equal to the sum of the Investor Limited Partner's Capital Contributions and the aggregate Priority Distribution of the Investor Limited Partner accrued from the Initial Funding Date to the date of its payment, with the Priority Distribution for purposes of this Section 9.2 and Section 12.1 computed using monthly compounding at the monthly rate of one twelfth of 10.75% or 12% if the General Partner exercises its right under Section 9.6 (i.e., causes a sale of one or more Projects or shares of PSA stock without the consent of the Investor Limited Partner). The General Partner's estimate of such purchase consideration shall be set forth in the General Partner First Option Notice. If the Investor Limited Partner disagrees with such estimate, the Investor Limited Partner shall notify the General Partner, and if the parties are unable to reach agreement, the matter will be arbitrated in accordance with Section 14.19.

             9.3 General Partner's Obligation to Purchase.

                 (a) If following the Investor Limited Partner's exercise of the option set forth in Section 9.1, the General Partner does not exercise its option to purchase all of the Interest of the Investor Limited Partner pursuant to Section 9.2, the General Partner or its assignee shall purchase, and the Investor Limited Partner shall sell, all of the Interest of the Investor Limited Partner in accordance with the provisions of this Section 9.3.

                 (b) The purchase consideration payable by the General Partner to the Investor Limited Partner shall be the Net Equity of the Investor Limited Partner's Interest as determined, without audit or certification, from the books and records of the Partnership by the firm of independent public accountants regularly employed by the Partnership. The Net Equity of the Investor Limited Partner's Interest to be purchased shall be determined within 15 days after such accountants are apprised in writing of the Fair Market Value of the Property, and the amount of such Net Equity shall be disclosed to the Partners by written notice. The Net Equity determination of such accountants shall be final and binding in the absence of manifest error. The Investor Limited Partner shall have the right to cause an audit of the Net Equity determination, at the sole expense of the Investor Limited Partner, provided that the Partnership shall pay such expense if the audited results of the Net Equity determination result in an increase by two percent or more in the Net Equity of the Investor Limited Partner's Interest as compared to the unaudited amount.

                 (c) The Fair Market Value of the Property shall be determined as follows:

                     (i) In determining the Fair Market Value of all Property of the Partnership, the Fair Market Value of the PSA Equity Shares and any PSA Common Shares shall be the Average Price multiplied by the sum of (1) the number of shares of PSA Common Shares into which the PSA Equity Shares held by the Partnership are convertible and (2) the number of shares of PSA Common Shares held by the Partnership. The Fair Market Value of all other Property (i.e., all Property other than PSA Equity Shares and PSA Common Shares, the "Other Property") shall be determined as set forth below.

                     (ii) The General Partner shall provide the Investor Limited Partner its estimate of the value of the Other Property (including a general explanation of how the estimated value was determined and calculated) within 30 days of receipt of the Investor Limited Partner Liquidation Notice. If the Investor Limited Partner does not provide the General Partner with an approval of the estimate of value within 45 days of receiving the General Partner's estimate of value of the Property, then such value shall be deemed to be rejected as its Fair Market Value.

                     (iii) If the Investor Limited Partner rejects the General Partner's estimate of value, then the General Partner shall engage an Appraiser (the "First Appraiser"). The First Appraiser's engagement shall require the Appraiser to determine the Appraised Value of the Other Property, and to submit such appraisal and determination to each of the General Partner and the Investor Limited Partner within 60 days of engagement.

                     (iv) Within 20 days after receipt of such appraisal and determination, the Investor Limited Partner shall notify the General Partner and the First Appraiser as to whether it accepts or rejects the Appraised Value of the Other Property. If the Investor Limited Partner rejects the Appraised Value of the First Appraiser, it shall engage another Appraiser (the "Second Appraiser") and include its name in the notice of rejection. In the absence of acceptance of the Appraised Value prepared by the First Appraiser, the Investor Limited Partner shall be deemed to have rejected the Appraised Value as determined by the First Appraiser. If the Investor Limited Partner accepts the Appraised Value of the First Appraiser, then such value shall be deemed the Fair Market Value.

                     (v) The Second Appraiser's engagement shall require the Appraiser to determine the Appraised Value of the Other Property, and to submit such appraisal and determination to each of the General Partner and the Investor Limited Partner within 60 days of engagement.

                     (vi) If the lower of the Appraised Values determined by the First and Second Appraisers is at least 90% of the higher of those two Appraised Values, then the Fair Market Value shall be the average of those two Appraised Values. If the difference between the Appraised Values is greater than 10%, then the First Appraiser and the Second Appraiser shall engage another Appraiser (the "Third Appraiser") to determine the Appraised Value of the Other Property, and to submit such appraisal and determination to each of the General Partner and the Investor Limited Partner within 60 days of engagement.

                     (vii) If a Third Appraiser is so engaged, the average of the highest Appraised Value and the lowest Appraised Value shall be determined. If the remaining Appraised Value (the Appraised Value that is in between the highest and the lowest) is no more than 5% greater than, and no more than 5% less than, the average of the highest and the lowest, the Fair Market Value shall be the average of the highest and lowest Appraised Values. If the middle Appraised Value is outside of that range, the Fair Market Value shall be the average of the two Appraised Values that are closest to each other.

                     (viii) All costs of any appraisal process shall be borne 50% by the General Partner and 50% by the Investor Limited Partner.

                 (d) If the Investor Limited Partner's Net Equity with respect to the Interest purchased, combined with all prior distributions received by the Investor Limited Partner, produces a Shortfall as defined in Section 1.8(mmm), the purchase consideration payable by the General Partner to the Investor Limited Partner in respect of the Interest purchased pursuant to Section 9.2 shall include an amount equal to the Shortfall.

             9.4 No Exercise of Option to Cause Early Liquidation of the Partnership; General Partner's Second Option to Purchase.

                 (a) The General Partner or its assignee shall have the right and option (but not the obligation) to purchase all of the Interest of the Investor Limited Partner on the terms and conditions set forth in this Section
9.4. The option granted pursuant to this Section may be exercised by the General Partner by delivery of a notice (the "General Partner Second Option Notice") to the Investor Limited Partner at any time beginning 60 days prior to November 17, 2014. Once given the General Partner Second Option Notice shall be irrevocable. If the General Partner exercises its option and the General Partner determines that it does not wish to continue to hold an ownership interest in certain of the Projects, the Partners agree to cooperate in all reasonable respects to have the Partnership dispose of those Projects, at no cost to the Investor Limited Partner.

                 (b) The purchase consideration payable by the General Partner to the Investor Limited Partner shall be the Net Equity of the Investor Limited Partner's Interest as of November 17, 2014, determined as provided in Section 9.3(b).

             9.5 Closing. The closing of the purchase and sale of the Investor Limited Partner's Interest under Section 9.2, 9.3 or 9.4 shall occur at the principal executive office of the Partnership on a date and time mutually agreeable to the General Partner and the Investor Limited Partner, which shall not be later than 20 days following the determination of the Net Equity of the Investor Limited Partner Interest (subject to final determination of the component of Net Equity that is based on the Average Price). At the closing, the Investor Limited Partner will deliver or cause to be delivered to the General Partner (i) appropriate assignments or other documents sufficient to transfer good and valid title to the Interest to be purchased, free and clear of all liens and encumbrances; and (ii) such other documents as the General Partner or its counsel may reasonably request. At the closing, the General Partner will deliver or cause to be delivered to the Investor Limited Partner a wire transfer of immediately available funds in the amount to which the Investor Limited Partner is entitled under this Agreement.

             9.6 General Partner Right to Compel Sale. Notwithstanding anything in this Agreement to the contrary, the General Partner shall have the right to compel the sale of all or any number of the Projects or shares of PSA Equity Shares or PSA Common Shares to a third party for cash at no less than fair market value without the consent of the Limited Partners at any time and from time to time. In such event, the net proceeds of any such sale or sales shall be invested in obligations of the United States Treasury.

         10. Dissolution and Winding Up

             10.1 Liquidating Events. The Partnership shall dissolve and commence winding up and liquidating upon the first to occur of any of the following (a "Liquidating Event"):

                 (a) The sale of all or substantially all of the Property (other than a sale pursuant to Section 9.6);

                 (b) The vote by the General Partner and 100% in Percentage Interest of the Partners to dissolve, wind up and liquidate the Partnership;

                 (c) The Investor Limited Partner's exercise of the option to cause liquidation provided in Section 9.1 followed by the subsequent failure of the General Partner to exercise the option to purchase provided in Section 9.2 by the end of the period specified therein and the then subsequent failure of the General Partner to perform its obligation to purchase pursuant to Section 9.3;

                 (d) The occurrence of any of the events specified in Section 15681 of the Act; or

                 (e) 5:00 p.m., Pacific time, November 17, 2014.

             10.2 Winding Up. Upon the occurrence of a Liquidating Event, the Partnership shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Partners. In such event, no Partner shall take any action that is inconsistent with, or not necessary to or appropriate for, the winding up of the Partnership's business and affairs. The General Partner (or, in the event that either the General Partner is in material default under this Agreement and the default continues after reasonable notice and opportunity to cure or there is no General Partner, any Person elected by a majority in Percentage Interest of the Partners) shall be responsible for overseeing the winding up and dissolution of the Partnership and shall take full account of the Partnership's liabilities and Property and the Property shall be liquidated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order:

                 (a) First, to the payment and discharge of all of the Partnership's debts and liabilities to creditors other than the Partners;

                 (b) Second, to the payment and discharge of all of the Partnership's debts and liabilities to the Partners; and

                 (c) The balance, if any, to the Partners in accordance with their Capital Accounts, after giving effect to all contributions, distributions and allocations for all periods (other than distributions and contributions made pursuant to this Section 10.2(c) and deductions attributable thereto); provided, however, that if: (i) the Liquidating Event occurs on or before November 17, 2005, (ii) prior to making the distributions pursuant to this Section 10.2(c), the General Partner and the PS Limited Partner combined have a positive Capital Account, and (iii) the distribution that otherwise would be made to the Investor Limited Partner would result in a Shortfall, an amount otherwise distributable to the General Partner and the PS Limited Partner combined pursuant to this
Section 10.2(c) equal to the amount of the Shortfall shall be deemed recontributed by the General Partner and the PS Limited Partner (in a 1/50 ratio, or if different, in the ratio in which they otherwise would share the distribution) to the Partnership and shall be distributed to the Investor Limited Partner as a guaranteed payment pursuant to Section 2.2(e).

             10.3 Compliance with Timing Requirements of Regulations. In the event the Partnership is "liquidated" within the meaning of Regulations Section 1.704-1(b)(2)(ii)(g), (a) distributions shall be made pursuant to this Section 10 to the Partners who have positive Capital Accounts in compliance with Regulations Section 1.704-1(b)(2)(ii)(b)(2), and (b) if a Partner's Capital Account has a deficit balance (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Person shall have no obligation to make any contribution to the capital of the Partnership with respect to such deficit, and such deficit shall not be considered a debt owed to the Partnership or any other Person for any purpose whatsoever. In the discretion of the General Partner, a pro rata portion of the distributions that would otherwise be made to the Partners pursuant to this Section 10 may be:

                 (a) Distributed to a trust established for the benefit of the Partners for the purposes of liquidating Partnership assets, collecting amounts owed to the Partnership, and paying any contingent or unforeseen liabilities or obligations of the Partnership or of the Partners arising out of or in connection with the Partnership. The assets of any such trust shall be distributed to the Partners from time to time, in the reasonable discretion of the General Partner, in the same proportions as the amount distributed to such trust by the Partnership would otherwise have been distributed to the Partners pursuant to this Agreement; or

                 (b) Withheld to provide a reasonable reserve for Partnership liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Partnership, provided that such withheld amounts shall be distributed to the Partners as soon as practicable.

             10.4 Rights of Partners. Except as otherwise provided in this Agreement each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership.

         11. Indemnification

             11.1 Indemnification by the Partnership. The Partnership shall indemnify and hold harmless the Partners, their Affiliates, the Investor Limited Partner's advisor, and their respective officers, directors, employees, agents (including members of the Investment Committee) and principals (for purposes of this Section, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Partnership, excluding liabilities to any Partner, regardless of whether the Indemnitee continues to be a Partner, an Affiliate, or an officer, director, employee, agent or principal of the Partner at the time any such liability or expense is paid or incurred, to the fullest extent permitted by the Act and all other applicable laws; provided that such indemnity shall not extend to actions or omissions in bad faith or constituting gross negligence by any such Indemnitee and shall not extend to actions taken by the property manager (which is indemnified under the Management Agreement) in its capacity as such pursuant to the Management Agreement. Further, this Section shall not operate to indemnify or hold harmless the General Partner or any other PSA Affiliate for acts or omissions to the extent the General Partner is liable for those acts or omissions pursuant to Section 11.2.

             Without limitation to any other exculpatory provision of this Agreement, the Investor Limited Partner and its representatives (including its appointees to the Investment Committee) shall not have any fiduciary obligation to, or any other obligation to act in the interests of, any other Partner or the Partnership by virtue of their respective rights under this Agreement or any guaranty by PSA, including, without limitation, their respective rights under Sections 1.7 (certain rights of first refusal to develop Qualifying Properties),
6.2 (activities of the Investment Committee) or 6.3 (opportunity to invest in next development program) or Article 9 (certain options to purchase Interests) of this Agreement, or in the exercise of such rights.

             11.2 Indemnification by the General Partner. The General Partner shall indemnify and hold harmless the Investor Limited Partner, the Partnership, and their respective Affiliates, advisors, officers, directors, employees, agents (including members of the Investment Committee) and principals (for purposes of this Section, an "Indemnitee") from and against any and all losses, claims, demands, costs, damages, liabilities, joint and several, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from (i) any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which the Indemnitee was involved or may be involved, or threatened to be involved, as a party or otherwise, arising out of a violation or alleged violation of federal or state securities laws incurred in connection with the purchase or sale of, or any other transaction involving, PSA Common Shares or PSA Equity Shares of the Partnership, (ii) any demands, claims actions, suits or proceedings by any third party asserting a right of first refusal or other like right to undertake the acquisition or development of self-storage facilities with any PSA Affiliate that conflicts with the rights granted to the Partnership pursuant to Section 1.7, or (iii) acts or omissions in bad faith or constituting gross negligence by the General Partner or any of its Affiliates, directors, officers, employees, agents, and principals, in any case, regardless of whether the Indemnitee continues to be the Investor Limited Partner, an Affiliate, or an officer, director, employee, agent or principal of the Investor Limited Partner at the time any such liability or expense is paid or incurred, to the fullest extent permitted by the Act and all other applicable laws, provided that such indemnity shall not extend to actions not taken in good faith by any such Indemnitee.

             11.3 Expenses.. Expenses incurred by an Indemnitee in defending any claim, demand, action, suit or proceeding subject to Sections 11.1 or 11.2 shall, from time to time, be advanced by the Partnership prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Partnership of an undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that such Person is not entitled to be indemnified as authorized in Sections 11.1 or 11.2.

             11.4 Indemnification Rights Nonexclusive. The indemnification provided by Sections 11.1 or 11.2 shall be in addition to any other rights to which those indemnified may be entitled under any agreement, vote of the Partners, as a matter of law or equity or otherwise, both as to action in the Indemnitee's capacity as a Partner, the General Partner, an Affiliate or an officer, director, employee, agent or principal of a Partner and as to any action in another capacity, and shall continue as to an Indemnitee who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns and administrators of the Indemnitee.

             11.5 Errors and Omissions Insurance. The Partnership may purchase and maintain insurance, at the Partnership's expense, on behalf of the Partnership, the General Partner, the Partners and such other Persons as the General Partner shall determine (provided that the Partners and other Persons shall only be named as insured to the extent that doing so does not increase the cost of the insurance or if any added cost is borne by the affected Person), against any liability that may be asserted against, or any expense that may be incurred by, such Person in connection with the activities of the Partnership and/or the General Partner's or the Partners' acts or omissions as the General Partner and Partners of the Partnership regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of this Agreement.

             11.6 Assets of the Partnership. Any indemnification under Section
11.1 shall be satisfied solely out of the assets of the Partnership. No Partner shall be subject to personal liability or required to fund or to cause to be funded any obligation by reason of Section 11.1's indemnification provisions.

         12. Defaulting Event Remedies

             12.1 Election to Purchase Defaulting Partner's Interest. In the event that a Partner becomes a Defaulting Partner, the nondefaulting Partner shall have the option to purchase the Interest of the Defaulting Partner in the Partnership, with any such election to be made by the nondefaulting Partner giving notice of such election to the Defaulting Partner within 30 days after the nondefaulting Partner first discovers that the other Partner has become a Defaulting Partner (and so notifies the Defaulting Partner in writing). In the event that the General Partner is the Defaulting Partner and shall at that time be able to exercise the option to purchase the Interest of the Investor Limited Partner under Section 9.2, then the General Partner can exercise its Section 9.2 option within 30 days after such notice, provided that the closing under Section
9.5 shall take place within 20 days following the date of exercise of such option.

             12.2 Purchase Price of Defaulting Partner's Interest. If either Partner becomes a Defaulting Partner, in the event that the nondefaulting Partner elects under Section 12.1 to purchase the Defaulting Partner's Interest, the purchase price of such Interest shall be 70% of the Adjusted Capital Contribution of the Defaulting Partner; provided, however, that the nondefaulting Partner shall receive a credit against such purchase price in the amount of any delinquent capital contributions due from the Defaulting Partner and any expenses of closing such purchase. This option to purchase the interest of the Defaulting Partner at a discount is deemed reasonable by the Partners and is intended to serve as agreed upon liquidated damages and not as a penalty, the amount of the actual damages suffered by the nondefaulting partner being difficult if not impossible to ascertain. In the event that the nondefaulting Partner elects under Section 12.1 to purchase the Defaulting Partner's Interest, then the Partnership shall not make any distributions on or before the closing of the purchase of such Interest, and any such distributions which would have been made to the Defaulting Partner shall be distributed to the nondefaulting Partner on or after the closing. At such time as the purchase price of the Defaulting Partner's Interest has been determined, the nondefaulting Partner shall give notice of the amount thereof to the Defaulting Partner and the closing shall be held on a date selected by the nondefaulting Partner within ten Business Days thereafter.

             12.3 Remedies Nonexclusive. The option of the nondefaulting Partner to purchase the Interest of the Defaulting Partner under Section 12.1 is not the exclusive remedy of the nondefaulting Partner, but it is merely cumulative of, and in addition to, any rights or remedies which the nondefaulting Partner or the Partnership may have at law or in equity against or with respect to such Defaulting Partner, provided that any recovery under this Agreement against a Defaulting Partner shall be limited to the Defaulting Partner's interest in the Partnership. Without limiting its right to seek and recover damages for the Defaulting Event, a nondefaulting Partner may at its option: (i) replace the Defaulting Partner's representative(s) on the Investment Committee with its own representative(s), provided that no purchase, sale or financing of Property, other than pursuant to Section 12.2, shall be taken except with the consent of the Partners, (ii) remove the General Partner, (iii) terminate the Management Agreement (Exhibit D) or (iv) apply to any Capital Contribution with respect to which the General Partner is in default the management fees otherwise payable to PSA Affiliates under the Management Agreement for a period of up to 120 days, during which the PSA Affiliates shall not terminate the Management Agreement for nonpayment of such management fees.

         13. Representations and Warranties

             13.1 Representations and Warranties of the General Partner. The General Partner and the PS Limited Partner hereby represent and warrant to the Investor Limited Partner and the Partnership that:

                 (a) The General Partner is a duly organized and validly existing limited partnership in good standing under the laws of the State of Texas, duly qualified to do business in all states in which the General Partner is required to so qualify (except where the failure to so qualify would not have a material adverse effect on either the General Partner's ability to perform its obligations under this Agreement or its financial condition), and has the requisite power and authority to enter into and carry out the terms of this Agreement, and the PS Limited Partner is a duly organized and validly existing business trust in good standing under the laws of the State of Delaware, duly qualified to do business in all states in which the PS Limited Partner is required to so qualify (except where the failure to so qualify would not have a material adverse effect on either the PS Limited Partner's ability to perform its obligations under this Agreement or its financial condition), and has the requisite power and authority to enter into and carry out the terms of this Agreement;

                 (b) All action required to be taken by the General Partner and the PS Limited Partner to consummate this Agreement has been taken by the General Partner and the PS Limited Partner and no further approval of any board, court or other body is necessary in order to permit the General Partner and the PS Limited Partner to consummate this Agreement;

                 (c) Neither the execution and delivery of, nor the performance of, nor the compliance with, this Agreement has resulted (or will result) in any violation of, be in conflict with, invalidate, cancel or make inoperative interfere with, or constitute a default under, or result in the creation of any lien, encumbrance or any other charge upon the Project (each reference in this Section 13.1 to a Project refers to each of the Projects described on Exhibit A and shall be deemed reconfirmed by the General Partner and the PS Limited Partner as to each additional Project as same is acquired by the Partnership) or the other Property, pursuant to any charter, bylaw, venture agreement, partnership agreement, trust agreement, mortgage, deed of trust, indenture, contract, agreement, permit, judgment, decree or order to which the General Partner, the PS Limited Partner or the Partnership is a party or by which the Project or the other Property, or any portion thereof is bound, and there is no default and no event or omission has occurred which, but for the passing of time or the giving of notice, or both, would constitute a default on the part of the General Partner or the PS Limited Partner under this Agreement;

                 (d) There is no action, proceeding or investigation pending or, to the General Partner's or the PS Limited Partner's actual knowledge after reasonable inquiry, threatened (nor any basis therefor) against the Partnership or which questions, directly or indirectly, the validity or enforceability of this Agreement as to the General Partner or the PS Limited Partner or which would materially and adversely affect the Project or the other Property or the Partnership, and no lien against the Project or the other Property has arisen or exists under Federal or state tax or other laws, other than liens for current real property taxes and assessments not yet due and payable;

                 (e) The General Partner and the PS Limited Partner have no actual knowledge of any title defect, lien, encumbrance, adverse claim or other matter relating to the title to the Project or the other Property or to the title insurance coverage for the Project which they have not disclosed in writing to the Partnership's title company or which is not shown by the public records;

                 (f) No representation, warranty or covenant of the General Partner and the PS Limited Partner in this Agreement, or in any document or certificate furnished or to be furnished to the Investor Limited Partner pursuant thereto, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading, and all such representations, warranties or statements of the General Partner and the PS Limited Partner are based, to the General Partner's and the PS Limited Partner's actual knowledge after reasonable inquiry, upon current, accurate and complete information as of the time of their making, and there have been, to the General Partner's and the PS Limited Partner's actual knowledge after reasonable inquiry, no changes in such information subsequent thereto;

                 (g) The General Partner and the PS Limited Partner have disclosed to the Investor Limited Partner all material matters known to the General Partner and the PS Limited Partner in connection with the Project and the other Property and all related projections, studies and budgets;

                 (h) This Agreement has been duly executed by the General Partner and the PS Limited Partner and is and will remain a valid and binding agreement, enforceable in accordance with its terms;

                 (i) There are no judgments or decrees of any kind against the General Partner, and PS Limited Partner or the Partnership unpaid or unsatisfied of record in any court of any city, county, state or of the United States; neither the General Partner nor the PS Limited Partner is in the hands of a receiver and neither has committed an act of bankruptcy and an order for relief has not been entered with respect to the General Partner, the PS Limited Partner or the Partnership; there are no due and unpaid business license taxes of the General Partner, the PS Limited Partner or the Partnership, and there are no due and unpaid income, property, sales or other taxes of the General Partner, the PS Limited Partner or the Partnership which constitute a lien against the Project or the other Property or could, with the passage of time, constitute such a lien, except the lien of any such taxes which are not yet due and payable, except, in each case, where the existence of such condition or conditions would not, individually or in the aggregate, have a material adverse effect on the business operations, assets or financial condition of the General Partner, the PS Limited Partner or the Partnership; the General Partner and the PS Limited Partner have received no notice of any alleged violation of, and, to the General Partner's and the PS Limited Partner's actual knowledge, there is no violation by the General Partner, the PS Limited Partner, the Partnership or the Project of, any Federal, state or local law, rule or regulation affecting the Project, other than violations that, individually or in the aggregate, would have no material adverse effect on the Project, the other Property, the General Partner, the PS Limited Partner or the Partnership;

                 (j) To the General Partner's and the PS Limited Partner's actual knowledge, no person or entity has any oral or written right, agreement or option to acquire all or any portion of the Project or the other Property or any interest or estate therein, other than as reflected in the public records or as provided in writing to the title company insuring title to a Project;

                 (k) To the General Partner's and the PS Limited Partner's actual knowledge, the Project is not subject to or affected by any special assessment for public improvements or otherwise, whether or not presently a lien on the land; the General Partner and the PS Limited Partner have not made any commitment to any governmental authority, utility company, school board, church or other religious body, homeowner or homeowner's association or any other organization, group or individual relating to the Project which would impose an obligation upon the Partnership or its successors or assigns to make any contributions or dedications of money or land (other that water and sewer), or to construct, install or maintain any improvements of a public or private nature as part of the Project or upon separate lands; other than as estimated in the Business Plans, no governmental authority has imposed any requirement that the General Partner or the PS Limited Partner pay directly or indirectly any special fees or contributions or incur any expenses or obligations in connection with the development of the Project or any portion thereof, other than any regular and nondiscriminatory local real estate or school taxes assessed against the Project; and the Project is separately assessed for real property tax assessment purposes and is not combined with any other real property for tax assessment purposes;

                 (l) To the General Partner's and the PS Limited Partner's actual knowledge, the Project has not been used at any time for the disposal, release, handling, transportation, treatment, processing or storage of any Hazardous Materials in such amounts that would reasonably necessitate any response or corrective action, including any such action under any Hazardous Materials Laws; the General Partner and the PS Limited Partner have not received any written or oral notice or other communication of pending or threatened claims, actions, suits, proceedings or investigations against the General Partner, the PS Limited Partner or the Partnership with respect to the Project or any property adjacent to the Project and related to (i) the disposal or release of solid, liquid or gaseous waste into the environment, (ii) the disposal, release, handling, transportation, treatment, processing or storage of any Hazardous Materials, (iii) the placement of structures or Hazardous Materials into waters of the United States, (iv) the presence of any Hazardous Materials in any building or structure or otherwise located on the Project or such adjacent property, or (v) any alleged violation of any Hazardous Materials Law; to the General Partner's actual knowledge, no soil or water in, under or adjacent to the Project is contaminated by any Hazardous Materials; to the General Partner's and the PS Limited Partner's actual knowledge, there are no underground tanks or any other underground storage facilities located on the Project; to the General Partner's and the PS Limited Partner's actual knowledge, neither the Project nor any property adjacent to the Project is included on the National Priority List or any other Federal or state "superfund" or "superlien" list, nor is there any current action or investigation pending which could result in any such inclusion;

                 (m) The General Partner and the PS Limited Partner have not received any notice of any pending or threatened condemnation, expropriation, eminent domain, change in grade of public street or similar proceeding affecting all or any portion of the Project, and the General Partner and the PS Limited Partner have no knowledge that any such proceeding is contemplated;

                 (n) To the General Partner's and the PS Limited Partner's actual knowledge, except as otherwise indicated on any Project survey approved by the Investment Committee, the Project has not been mapped by the Federal Emergency Management Agency as being in an area designated as a "flood hazard area" in accordance with the document entitled "Department of Housing and Urban Development, Federal Insurance Administration - Special Flood Hazard Area Maps" or mapped as being within the 100-year flood plain as depicted on the U.S. Army Corps of Engineers Geodetic Maps of such flood plain areas, and the Project is not located within an area identified by any governmental agency as being within an Alquist-Priolo Zone or having special earthquake hazards;

                 (o) All public utilities (including, without limitation, water, sanitary sewer, storm sewer, electricity, telephone, drainage and other utility facilities) necessary for the normal operation of the Project are or will be available to the Project; all of the utilities either enter the Project through adjoining public streets or, if they pass or will pass through adjoining private land, do so or will do so in accordance with valid and recorded public easements or private easements which will inure to the benefit of the Partnership; and the General Partner and the PS Limited Partner have not received any complaint or claim with respect to storm water flow from any owner of adjacent property or otherwise, and the General Partner and the PS Limited Partner are not aware of any reason for any such complaint;

                 (p) The Project has vehicular and pedestrian ingress and egress to paved and dedicated streets abutting or adjoining the Project with curb cut or driveway permits from all requisite governmental authorities;

                 (q) The Project is zoned under the applicable zoning ordinance to permit the development of the Project for the intended uses;

                 (r) The General Partner and the PS Limited Partner have not received notice of any default or breach under any covenant, condition, restriction, right-of-way or easement which may affect the Project or any portion or portions thereof which are to be performed or complied with by the owner or occupant of the Project, and no notice of any condition or circumstance which, with the giving of notice or passage of time, or both, would constitute a default or breach under any of such covenants, conditions, restrictions, rights-of-way or easements; and

                 (s) To the General Partner's and the PS Limited Partner's actual knowledge, the plans and specifications provided to the Investor Limited Partner by the General Partner and the PS Limited Partner comply with all laws, rules and regulations applicable to the Project.

             13.2 Representations and Warranties of the Investor Limited Partner. The Investor Limited Partner hereby represents and warrants to the General Partner and the Partnership that the Investor Limited Partner is duly formed, validly existing and in good standing under the laws of the state of Delaware; that it is not subject to any involuntary proceeding for the dissolution or liquidation thereof; that it has all requisite authorizations to enter into this Agreement with the General Partner and to consummate the transactions contemplated hereby; and that the parties executing this Agreement on behalf of the Investor Limited Partner are duly authorized to so do.

             13.3 Agreements of the General Partner.

                 (a) During the term of the Partnership, the Projects shall be operated and managed as an integral part of the Public Storage network of self-storage facilities, subject to the terms of the Management Agreement. Without limiting the foregoing, the General Partner covenants and agrees that the Projects will be managed in a reasonable commercial manner consistent with the management of other self-storage projects owned by PSA Affiliates; this will include (i) causing all rents and other charges with respect to the Projects to be at competitive rates within the local market, taking into account occupancy, location, the quality of the Project and all other relevant factors; (ii) operating the Projects in a manner so as to minimize expenses applicable thereto to the extent appropriate in the operation and promotion of first class self-storage projects and maximizing the long term net profits therefrom and the value thereof; and (iii) operating the Projects in a prudent and first class manner, with all appropriate action being taken to protect and preserve them (including appropriate repairs, maintenance, insurance coverage and the like).

                 (b) The General Partner will insure and keep insured at all times all of the Projects (including the Partnership as a named insured) against loss or damage by fire and from other causes customarily insured against by companies engaged in similar businesses in such amounts as are usually insured against by such companies, and in any case as are adequate to provide reasonable protection against such loss or damage to the Projects. The General Partner also will maintain at all times (including the Partnership as a named insured) with financially sound and reputable insurers adequate insurance against loss or damage from such hazards and risks to the person and property of others as are usually insured against by companies operating businesses similar to the businesses of the Partnership. All such insurance shall be carried with financially sound and reputable insurers accorded a rating of "A-VI" or better by A.M. Best Company, Inc. (or a comparable rating by any comparable rating agency), provided that at least 75% of all coverage and the insurer with the risk of first loss in each category shall have a rating of "A-IX" or better. If the Partnership cannot obtain sufficient insurance which meets the above criteria, the General Partner will provide the Investor Limited Partner with notice and will demonstrate that insurance cannot be obtained in accordance with the above criteria, in which case the requirement shall be reduced to the highest rating for which coverage is reasonably available. The sum of the deductible limit of all insurance coverage plus any amounts of self-insurance will not exceed $1,500,000 per occurrence. A summary of insurance presently in force has been provided to the Investor Limited Partner and is attached hereto as Exhibit L.

                 (c) Expenses incurred in operating the Projects shall be allocated among the Projects on the same basis on which such expenses are allocated among all other projects owned by PSA Affiliates and in a manner generally consistent with prior practice as reflected in Exhibit J.

                 (d) The General Partner shall allocate to the Partnership only such amount of the compensation of each project manager of a Project as is comparable to the compensation of project managers of similar sized self storage facilities in the same or similar market areas that do not include retail stores.

         14. Miscellaneous

             14.1 Notices. Any notice, payment, demand, or communication required or permitted to be given by any provision of this Agreement shall be in writing and shall be delivered personally to the Person or to an officer of the Person to whom the same is directed, or sent by facsimile transmission, by nationally recognized courier service or by first class mail, registered or certified, addressed as follows, or to such other address as such Person may from time to time specify by notice to the Partners:

                 (a) If to the Partnership, to the Partnership's principal executive office set forth in Section 1.4;

                 (b) If to the Investor Limited Partner, to:

                     PSAC Storage Investors, LLC
                     c/o Public Storage, Inc.
                     701 Western Avenue
                     Glendale, CA 91201-2349
                     Attn:  Mr. B. Wayne Hughes
                     Fax: 818.548.9288

                     with copies to:

                     [Investor address]

                     and

                     [Investor Representative address]

                 (c) If to the General Partner, to:

                     PS Texas Holdings, Ltd.
                     c/o Public Storage, Inc.
                     701 Western Avenue
                     Glendale, CA 91201-2349
                     Attn:  Mr. Carl B. Phelps
                     Fax: 818.241.9489

                 (d) If to the PS Limited Partner, to:

                     PS Pennsylvania Trust
                     c/o Public Storage, Inc.
                     701 Western Avenue
                     Glendale, CA 91201-2349
                     Attn:  Mr. Carl B. Phelps
                     Fax: 818.241.9489

             Any such notice shall be deemed to be delivered, given and received for all purposes as of (i) the first Business Day after it is so delivered or sent, if delivered personally or sent by facsimile transmission (with transmission confirmed), (ii) the first Business Day after delivered to a nationally recognized courier service, if sent by overnight delivery through such a courier service, or (ii) three Business Days after being deposited in the United States mail, if sent by registered or certified mail, postage and charges prepaid. Any Person may from time to time specify a different address by notice to the Partnership and the Partners.

             14.2 Binding Effect. Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement shall be binding upon and inure to the benefit of the Partners and their respective successors and permitted transferees and assigns.

             14.3 Construction. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any Partner. References in this Agreement to Sections are to Sections of this Agreement unless expressly indicated otherwise. "Including" means "including without limitation." "Or" is inclusive and includes "and."

             14.4 Time. Time is of the essence with respect to this Agreement.

             14.5 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

             14.6 Severability. Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the validity or legality of the remainder of this Agreement.

             14.7 Incorporation by Reference. Every exhibit attached to this Agreement and referred to herein is hereby incorporated in this Agreement by reference.

             14.8 Further Action. Each Partner, upon the request of the General Partner, agrees to perform all further acts and execute, acknowledge and deliver any documents which may be reasonably necessary, appropriate or desirable to carry out the provisions of this Agreement.

             14.9 Variation of Pronouns. All pronouns and any variations thereof shall be deemed to refer to masculine, feminine or neuter, singular or plural, as the identity of the Person or Persons may require.

             14.10 Governing Law. The laws of the State of California shall govern the validity of this Agreement, the construction of its terms and the interpretation of the rights and duties of the Partners.

             14.11 Waiver of Action for Partition. Each Partner irrevocably waives any right that it may have to maintain any action for partition with respect to any of the Property.

             14.12 Counterparts. This Agreement may be executed in any number of counterparts with the same effect as if all of the Partners had signed the same document. All counterparts shall be construed together and shall constitute one agreement.

             14.13 Sole and Absolute Discretion. Except as otherwise provided in this Agreement, all actions which the Partners may take and all determinations which the Partners may make pursuant to this Agreement may be taken and made in their sole and absolute discretion.

             14.14 Entire Agreement. This Agreement and the exhibits hereto, which are incorporated herein by reference, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written.

             14.15 Attorneys' Fees. Should any litigation, arbitration or other action or proceeding be commenced among the parties hereto, the party or parties prevailing in such litigation, arbitration or other action or proceeding shall be entitled, in addition to such other relief as may be granted, to a reasonable sum as and for its or their attorneys' fees and costs in such litigation, arbitration or other action or proceeding which shall be determined by the court or arbitral tribunal therein or in a separate action brought for that purpose.

             14.16 Third Parties. Nothing in this Agreement, expressed or implied, is intended to confer upon any Person other than the parties hereto any rights or remedies under or by reason of this Agreement.

             14.17 Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

             14.18 Amendment and Modification. This Agreement may be amended or modified solely by unanimous written consent of the Partners.

             14.19 Dispute Resolution. If any dispute or controversy among the parties hereto arises out of or relating to this Agreement or the enforcement, interpretation, performance or breach of this Agreement or as to any matters related to but not covered by this Agreement, the parties shall first consult together, at both the working and senior management levels, in good faith to find an amicable resolution of the dispute or controversy. If the parties cannot resolve the dispute or controversy by such consultation, it shall be finally resolved by binding arbitration to be held in the County of Los Angeles, State of California, under auspices of, and in accordance with, the Commercial Arbitration Rules (the "Rules") of the American Arbitration Association. There shall be an arbitral tribunal consisting of three neutral arbitrators, selected according to the procedures set forth in the Rules and this Section, one of which shall be selected jointly by the General Partner and the PS Limited Partner, one of which shall be selected by the Investor Limited Partner, and the two arbitrators so selected shall mutually appoint a third arbitrator. If either of the first two arbitrators is not appointed within thirty (30) days of delivery of notice of demand for arbitration, the other party (or parties) shall select the arbitrator that was to be selected by such delinquent party (or parties). If the first two arbitrators fail to select the third arbitrator within thirty (30) days of their selection then, at the request of any party, the third arbitrator shall be selected by the Chief Judge of the United States District Court for the Central District of California (the "Court"). In any such arbitration proceedings, the arbitrators shall adopt and apply the provisions of the Federal Rules of Civil Procedure relating to discovery so that each party shall allow and may obtain discovery of any matter not privileged that is relevant to the subject matter involved in the arbitration to the same extent as if such arbitration were a civil action pending in the Court. The arbitrators may proceed to an award notwithstanding the failure of any party to participate in the proceedings. The arbitrators may issue decisions for interim, interlocutory, provisional or partial relief (e.g., temporary restraining orders, preliminary injunctions, orders to compel discovery, orders of attachment or protective orders) during the arbitration proceedings which may be enforced in any court of competent jurisdiction. The arbitrators may also grant appropriate relief at law or in equity, including removing the General Partner, in the event the General Partner (with the participation or acquiescence of its senior management) has been guilty of fraud, bad faith, gross negligence, abuse of authority or misappropriation or waste of Partnership assets. The decision of a majority of the arbitrators shall constitute an arbitral award which is final, conclusive and binding on each party, and may be entered and shall be enforceable in any court of competent jurisdiction.

             14.20 Confidentiality The Partners agree that the terms of this Agreement, any other agreements entered into in connection with the transactions contemplated hereby and the identities of the parties hereto and their parent companies are confidential and shall not be disclosed to any third party without the other party's prior written consent; provided, however, that any party may disclose the existence and/or terms and conditions hereof if so required by law or by applicable stock exchange rules or to such party's attorneys, accountants and other professionals subject to the professional duty not to disclose such existence and/or terms and conditions unless permitted by law, so long as such party first provides a copy of any such written request to the other party.

         The undersigned have entered into this Agreement as of the date first above set forth.

                                        General Partner:
                                        PS Texas Holdings, Ltd.,

                                        By: PS GPT Properties, Inc., its general
                                            partner

                                            By  /s/ John Reyes
                                               --------------------------------
                                                Name: John Reyes
                                                Title: C.F.O.

                                        PS Limited Partner:
                                        PS Pennsylvania Trust

                                        By: Public Storage, Inc., trustee


                                            By  /s/ John Reyes
                                               --------------------------------
                                                Name: John Reyes
                                                Title: C.F.O.

                                        Investor Limited Partner:
                                        PSAC Storage Investors, LLC


                                        By  /s/ B. Wayne Hughes
                                           ------------------------------------
                                            B. Wayne Hughes, trustee of the B.W.
                                            Hughes Living Trust under agreement
                                            of trust dated June 3, 1977, as
                                            amended, Member

                                        Solely for the purposes of confirming
                                        the grant of the right of first refusal
                                        and other agreements described in
                                        Section 1.7:

                                        Public Storage, Inc.


                                        By  /s/ John Reyes
                                           ------------------------------------
                                            Name: John Reyes
                                            Title: C.F.O.